Exhibit 1

EXHIBIT 1

Notice of Extraordinary Meeting of Shareholders

[Attached hereto]

(Company code: 2182)
January 8, 2014
To Our Shareholders:
1-1-7 Higashi-nihonbashi, Chuo-ku, Tokyo
Mediscience Planning Inc.
Akinori Urae, Chairman and Chief Executive Officer

Notice of Extraordinary Meeting of Shareholders

The Company hereby invites shareholders to attend an Extraordinary Meeting of Shareholders of the Company as described below.
If you are unable to attend the meeting, you may exercise your voting rights in writing. We kindly request that you read the following Reference Document for the Meeting of Shareholders, indicate "for" or "against" at each agenda item on the voting form enclosed herewith, and return it no later than the end of business at 5:30 P.M., January 22, 2014 (Wednesday).
Sincerely yours,

1.	Date	1:00 P.M., January 23 (Thursday), 2014 (The doors will open at 12:00 P.M.)
2.	Venue	Nomura Fudosan Higashi-nihonbashi Bldg. 1-1-7 Higashi-nihonbashi, Chuo-ku, Tokyo
At the meeting room on the 2nd floor of the Company’s Head office
(Please refer to the guide map of the venue of the Meeting of Shareholders at the end hereof.)
3.	Purposes

Items to be resolved
	Proposal	Approval of Stock Exchange Agreement between the Company and M3, Inc.

------------------------------------------------------------------------------------------------------------------
-	When attending the meeting, we kindly request that you submit the enclosed voting form to the receptionist at the venue.
-	If there are any revisions to the Reference Document for the Meeting of Shareholders, such revisions will be listed on the Company's website (http://www.mpi-cro.co.jp).
-	Please note that the venue and start time differ from those of Meetings of Shareholders of the Company heretofore.

To shareholders in the United States:

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Reference Document for the Meeting of Shareholders

Proposal and reference items
Proposal:  Approval of Stock Exchange Agreement between the Company and M3, Inc.
The Company and M3, Inc. (hereinafter referred to as “M3”) passed resolutions at their respective Board of Directors’ Meetings held on December 2, 2013 to carry out a stock exchange (hereinafter, “Stock Exchange”), whereby M3 will be the wholly owning parent company and the Company will be the wholly owned subsidiary, and concluded a stock exchange agreement (hereinafter, the “Stock Exchange Agreement”) on the same day.
In this connection, we would ask our shareholders to approve the Stock Exchange Agreement.

If shareholders approve this proposal, M3 will become the wholly owning parent company of the Company on February 18, 2014 when the Stock Exchange becomes effective. In addition, the Company will become the wholly owned subsidiary of M3 and our shares will be delisted from the JASDAQ market (hereinafter, the “TSE JASDAQ”) of the Tokyo Stock Exchange, Inc. (hereinafter, the “Tokyo Stock Exchange”) as of February 13, 2014 (the last trading day will be February 12, 2014.).
M3 will, based on the provision of Article 796, Paragraph 3 of the Companies Act, carry out the Stock Exchange through a short-form stock exchange procedure without approval being given by a resolution at a meeting of shareholders.

1.    Reason for Stock Exchange
The Company is a contract research organization (CRO (Note 1)), which provides various services regarding the management and operation of clinical trials through contracts with pharmaceutical and other companies, conducts monitoring businesses ranging from phase I clinical trials to post-marketing clinical trials and global clinical trials, data management and statistical analysis businesses, quality control and quality assurance businesses, and pharmacovigilance business, etc., and is also expanding into the contract sales organization (CSO) business (Note 3), whereby contract MRs (medical representatives) (Note 2) are dispatched to pharmaceutical companies, etc.

Under the business objective of “making use of the Internet to increase, as much as possible, the number of people who can live longer and healthier lives, and to reduce, as much as possible, the amount of unnecessary medical costs,” M3 operates “m3.com,” which is a website dedicated to health-care professionals with approximately 250,000 member doctors, provides pharmaceutical companies with marketing support services such as “MR-kun,” from which member doctors can proactively and continuously receive frequent medical related information, as well as clinical trial support services such as “Chiken-kun,” which solicits medical institutions and subjects for participation in clinical trials through “m3.com,” and “Protocol-kun,” which supports optimal clinical trial planning, and other support services.
With the aim of promoting the acceleration of efficient clinical trial support businesses through the utilization of the Internet and the increased added value of the CSO business, M3 concluded in May 2012 a capital and business alliance agreement with the Company, which in addition to the CRO business that provides various services in the field of clinical trial support, also conducts the CSO business, in order to jointly conduct business operations based on the strengths of both companies, and acquired 649,400 shares of the Company (ownership percentage of shares to the total number of outstanding shares: 25.00%). Since then, M3 has made efforts to create synergies, such as building a cooperative system in October of the same year among M3, the Company, and MIC Medical Corporation, which is a subsidiary of M3, taking advantage of both company groups’ resources and expertise, especially in making clinical trials more efficient using the Internet, increasing the added value of contract MRs, effectively using human resources including CRAs (Note 4), sharing of sales information, joint proposals, etc.
Because, in recent years, the pharmaceutical industry has continued to face a challenging business environment, including stricter standards for approval and facilitation of reviews of the medical-care system, in addition to the fact that it has become difficult to launch new medicines, pharmaceutical companies have strengthened research and development on new drugs and have taken steps to enhance pipelines and concentrate management resources. Given this environment of the pharmaceutical industry, while it is expected that the need for clinical development support from pharmaceutical companies will continue, it is also expected that there will be a differentiation of CROs based on an increase in the size of projects, an increase in the number of global clinical trials, and insights into special regions. In addition, also in the CSO business, there is a need for more efficiency in the sales and marketing activities of contracting MRs and further increases in productivity.

While both companies have until now had a collaborative relationship, such as through the secondment of CRAs from MIC Medical Corporation, which is a consolidated subsidiary of M3, to the Company, the secondment of CRAs from the Company to Mebix, Inc., which is a consolidated subsidiary of M3, etc., in order to respond to the recent rapidly changing market environment and further expand business, it is vital for both companies to build a robust system that enables them to make the most of the management resources of both companies and to make management decisions more expeditiously, such as sharing a long-term vision and strategies, going ahead with developing and providing services tailored to customer needs including pharmaceutical companies, etc. From such a perspective, we have judged it to be optimal that M3 should convert the Company into a wholly owned subsidiary.
Through the unification of business management via the Stock Exchange, the Company will be able to differentiate itself by providing services in combination with the Internet in the CRO and CSO businesses, while M3 will be able to acquire human resources such as CRAs in the CRO business and expertise of global clinical trials, and provide marketing support by contracting MRs to pharmaceutical companies in the CSO business, thus contributing largely to enhancing the value of both companies. Specifically, it will be possible to pursue the following business synergies:
(I)
Increase in productivity such as increase in the utilization rate resulting from the sharing of human resources, including both companies’ CRAs, strengthening of the ability to procure orders for large-scale projects backed by extensive human resources, etc., securing excellent human resources, and enhancing the human resource development system through tie-ups within group companies.

(II)
Make the clinical trial process more efficient by combining “Chiken-kun,” which is a clinical trial support service that solicits medical institutions and subjects for participation in clinical trials through m3.com and operational expertise in the CRO business, and increase productivity by strengthening responses to rare diseases, etc.

(III)
Provide services to second high value-added contract MRs who have acquired skills to utilize the Internet such as m3.com, etc., and increase productivity through the provision, etc., of marketing support services with one-stop services ranging from those related to the Internet to real detailing to pharmaceutical companies.

(Note 1) CRO
A Contract Research Organization (CRO) is an organization that conducts commissioned businesses related to drug development and is commissioned to conduct all or part of various businesses regarding the operation of clinical trials carried out by pharmaceutical companies.
(Note 2) Contract MR
This means a Medical Representative (MR) belonging to the CSO business.

(Note 3) CSO business
The Contract Sales Organization (CSO) business is conducted by accepting the commissioning of sales activities and marketing business to medical institutions on pharmaceuticals, medical devices, etc. Although these are generally conducted by pharmaceutical companies’ MRs, a CSO hires MRs independently and conducts specified secondment of MRs, as well as accepts business through a commission business agreement at the request of pharmaceutical companies, etc.
(Note 4) CRA
Clinical Research Associate (CRA) is a person in charge of trial monitoring. It is his/her main duty to monitor and verify whether or not clinical trials are carried out in compliance with the Pharmaceutical Affairs Act, GCP (Good Clinical Practices), SOP (Standard Operation Procedure), and protocol in a proper manner.

2.    Details of Stock Exchange Agreement
Details of the Stock Exchange Agreement concluded between the Company and M3 on December 2, 2013 are as follows:

Stock Exchange Agreement (Copy)

M3, Inc. (hereinafter referred to as “XX”) and Mediscience Planning Inc. (hereinafter, “YY”) enter into the following Stock Exchange Agreement (hereinafter, the “Agreement”) as of December 2, 2013:

Article 1 (Stock exchange)
In accordance with the provisions stipulated herein, YY shall carry out a stock exchange (hereinafter, the “Stock Exchange”), whereby XX will become the wholly owning parent company and YY will become the wholly owned subsidiary company, and XX shall acquire all outstanding shares of YY (excluding, however, YY shares already owned by XX) through the Stock Exchange.

Article 2 (Trade names and addresses of XX and YY)
The trade names and addresses of XX and YY shall be as follows, respectively:
(1)  Wholly owning parent company in stock exchange (XX)
Trade name: M3, Inc.
Address: 1-11-44, Akasaka, Minato-ku, Tokyo

(2)  Wholly owned subsidiary company in stock exchange (YY)
Trade name: Mediscience Planning Inc.
Address: 1-1-7 Higashi-nihonbashi, Chuo-ku, Tokyo

Article 3 (Matters regarding shares issued on the occasion of the Stock Exchange and their allotment)
1.
XX shall, on the occasion of the Stock Exchange, issue to YY’s shareholders (excluding, however, XX. Hereinafter, the “Shareholders subject to the Allotment”) immediately before the time (hereinafter, the “record time”) XX acquires all outstanding shares of YY (excluding YY’s shares owned by XX) through the Stock Exchange, the number of XX’s common shares (in lieu of YY’s common shares) arrived at by multiplying the total number of YY’s common shares owned by them by the stock exchange ratio (hereinafter, the “Stock Exchange Ratio”) calculated using the following formula:

Stock exchange ratio＝3,500 yen/average price of common shares of XX

In the formula above, the “average price of common shares of XX” means the mean value (provided, however, that the calculation shall be made to the first decimal place and the numerical value obtained shall be rounded off to the closest whole number) of the volume weighted average price per common share of XX of each trading date during a period of 5 trading dates (excluding, however, days on which no trading is carried out) from and including January 27, 2014 to and including January 31, 2014 on the First Section of the Tokyo Stock Exchange, Inc. The stock exchange ratio is calculated to the fifth decimal place and is rounded to the nearest 4th decimal place.
2.
XX shall, on the occasion of the Stock Exchange, allot to Shareholders subject to the Allotment XX’s common shares equivalent to the number calculated using the Stock Exchange Ratio per YY’s common share owned by them.

3.
If there are odd lots of less than one common share of XX that must be issued to Shareholders subject to the Allotment in accordance with the preceding each Item, XX shall deal therewith in accordance with Article 234 of the Companies Act.

Article 4 (Matters regarding XX’s capital and reserves)
The increases in XX’s capital and reserves shall be as follows, respectively:
(1)	Amount of capital: 0 yen

(2)	Amount of capital reserve: amount provided for separately by XX pursuant to the provision of Article 39, Paragraph 2 of the Corporate Accounting Rules
(3)	Amount of retained earnings: 0 yen

Article 5 (Effective date)
   The date when the Stock Exchange comes into effect (hereinafter, the “effective date”) shall be February 18, 2014; provided, however, that this may be changed after consultations and agreement between XX and YY if necessary due to necessity for the procedures of the Stock Exchange or for other reasons.

Article 6 (Approval, etc. of the Meeting of Shareholders)
1.
In accordance with the provision of Article 796, Paragraph 3 of the Companies Act, XX shall carry out the Stock Exchange without approval through a resolution passed at a meeting of shareholders provided for in Article 795, Paragraph 1 of the Companies Act with regard to the Agreement; provided, however, that in case (i) with regard to the Agreement, the final result of the Stock Exchange Ratio does not meet the requirements provided for in Article 796, Paragraph 3 of the Companies Act, or (ii) it has become required to receive approval through a resolution of XX’s meeting of shareholders regarding the Agreement in accordance with the provision of Article 796, Paragraph 4 of the Companies Act, XX shall convene a meeting of shareholders by the day immediately before the effective date to call for a resolution regarding the matter requiring approval of the Agreement and the Stock Exchange.

2.	YY shall convene a meeting of shareholders on January 23, 2014 to call for a resolution at the meeting of shareholders regarding the matter requiring approval of the Agreement and the Stock Exchange.
3.
The date of the meeting of shareholders provided for in the preceding Paragraph may be changed after consultations and agreement between XX and YY if necessary due to necessity for the procedures of the Stock Exchange or for other reasons.

Article 7 (Management of the Company’s property, etc.)

1.
XX and YY shall, during the period from the date the Agreement is concluded until the effective date, execute their respective businesses and manage/operate respective properties with the care of a good manager, and in case they intend to conduct any act that could have serious impacts on their properties or rights/obligations or implementation of the Stock Exchange, they shall carry out such act after consultations and agreement between XX and YY in advance.

2.	XX shall not, during the period from the date the Agreement is concluded until the effective date, carry out a share split or consolidation of shares unless written approval is given by YY.

Article 8 (Retirement of YY’s treasury shares and handling of subscription rights to shares)
1.
YY shall retire all treasury shares (including those to be acquired by YY through the purchase of shares regarding a dissenting shareholders’ share purchase demand provided for in Article 785, Paragraph 1 of the Companies Act to be exercised with regard to the Stock Exchange) that it will, in accordance with laws and regulations, own by the record time through a resolution passed at a board meeting to be held by the day immediately before the effective date of the Stock Exchange.

2.
In case YY receives the resolution regarding the matter required for approval of the Agreement and the Stock Exchange at YY’s meeting of shareholders provided for in Article 6, Paragraph 2, YY shall acquire without any payment, and retire, all　subscription rights to shares issued by YY not later than the day immediately before the effective date.

Article 9 (Dividends of surplus)
XX and YY shall not, unless otherwise agreed in writing, distribute dividends of surplus whose record date is the day before the effective date after conclusion of the Agreement.

Article 10 (Changes to the conditions of Stock Exchange, cancellation of Agreement, and termination Stock Exchange)
1.
In case during the period from the date the Agreement is concluded until the effective date, there occurs a serious fluctuation in XX’s or YY’s business management, business, financial conditions, or operating results, a matter that poses a serious obstacle to implementation of the Stock Exchange occurs or may occur, or it has otherwise become difficult or may become difficult to achieve the objectives of the Agreement, the conditions of the Stock Exchange or other content of the Agreement may be changed, the Agreement may be cancelled, or the Stock Exchange may be terminated after consultations and agreement between XX and YY.

2.	In case XX violates the provision of Article 7, Paragraph 2, YY may cancel the Agreement by giving written notice to XX.

Article 11 (Effectiveness of the Agreement)
Not later than the day immediately before the effective date, in case (i) a resolution regarding a matter requiring approval of the Agreement and Stock Exchange is not received at XX’s or YY’s meeting of shareholders provided for in Article 6 (provided, however, that as to XX, this shall be limited to a case that corresponds to the proviso to Article 6, Paragraph 1), or (ii) necessary approval, etc. provided for in laws/regulations, etc., could not be obtained from the authorities concerned ahead of the effective date, in order to carry out the Stock Exchange, or necessary procedures have not been completed, the Agreement shall lose its effectiveness.

Article 12 (Governing law)
The Agreement shall be governed by the laws of Japan and shall be construed in accordance therewith.

Article 13 (Jurisdiction)
Should there arise any dispute over performance and interpretation of the Agreement, the Tokyo District Court shall have exclusive and agreed jurisdiction in the first instance.

Article 14 (Matters for consultation)
In addition to the matters provided for herein, matters required for the Stock Exchange shall be decided after consultations and agreement between XX and YY in accordance with the purport of the Agreement.

IN WITNESS WHEREOF, XX and YY have executed the Agreement in duplicate by placing their signatures and seals thereon, and shall keep one copy thereof, respectively.

December 2, 2013

	XX	Itaru Tanimura (Seal)
Representative Director
M3, Inc.
1-11-44, Akasaka, Minato-ku, Tokyo

YY	Akinori Urae (Seal)
Chairman and Chief Executive Officer
Mediscience Planning Inc.
1-1-7, Higashi-nihonbashi, Chuo-ku,
Tokyo

3.	Summary of contents of matters set forth in each Item (excluding Items 5 and 6) of Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act
(1) Matters regarding the appropriateness of consideration for exchange
(I)	Matters regarding the appropriateness of the total number of the consideration for exchange and their allotment
(i) Details of the total number of the consideration for exchange and their allotment
When carrying out the Stock Exchange, M3 will allot to shareholders of the Company (excluding M3) immediately before the time (hereinafter, the “record time”) M3 acquires all outstanding shares of the Company (excluding the Company’s shares already owned by M3), the number of common shares of M3 arrived at by multiplying the number of common shares of the Company they own by the stock exchange ratio calculated using the formula below: (Hereinafter, the method calculating a stock exchange ratio using this method is referred to as the “variable stock exchange ratio method.”)
Stock exchange ratio = 3,500 yen (*) / average price of common shares of M3
*	The appraised price per common share of the Company calculated using the method stated in 3 (1) (I) (iii).
In the formula above, the “average price of common shares of M3” means the mean value (provided, however, that the calculation shall be made to the first decimal place and the numerical value obtained shall be rounded off to the closest whole number.) of the volume weighted average price per common share of M3 of each trading date during a period of 5 trading dates (excluding, however, days on which no trading is carried out) from and including January 27, 2014 to and including January 31, 2014 in the First Section of the Tokyo Stock Exchange.

(Note 1)	Method of calculating stock exchange ratio
The stock exchange ratio is calculated to the fifth decimal place and is rounded to the nearest 4th decimal place.

(Note 2)	Number of shares to be distributed by the stock exchange, etc.

M3 will distribute the number of common shares of M3 arrived at by multiplying the total number of the Company’s common shares owned by shareholders (excluding M3) of the Company at the record time by the stock exchange ratio above, to such shareholders. M3 will issue new common shares when distributing shares through the Stock Exchange. Meanwhile, the Company will retire all treasury shares (including those to be acquired by the Company through the purchase of shares regarding a dissenting shareholders’ share purchase demand provided for in Article 785, Paragraph 1 of the Companies Act to be exercised with regard to the Stock Exchange) that it will, in accordance with laws and regulations, own by the record time by a resolution of its board meeting to be held by the day immediately before the effective time of the Stock Exchange.

(Note 3)	Rounding of odd lots less than one share

For existing shareholders of the Company who will receive a distribution of an allotment of odd lots of less than one common share of M3, M3 will sell a number of M3 shares equivalent to the total number (should there be a fraction of less than one share in the total number, such fraction shall be rounded down) of such odd lots in accordance with Article 234 of the Companies Act and other applicable laws and regulations, and distribute such sales proceeds to them according to the number of odd lots. For shareholders who own 100 shares, which is the share trading unit of the Company, in case the average price of M3’s common shares exceeds 351,758 yen, only such sales proceeds will be distributed instead of distributing M3’s common shares.

(ii)	Rationale and reasons for details of total number of the consideration for exchange and their allotment
Since the Company and M3 formed a capital and business alliance relationship in May 2012, they have pursued collaboration in both companies’ businesses and have simultaneously had discussions on the prospective cooperative system and capital policy of both companies. As part of such efforts, around October 2013, M3 proposed the Stock Exchange to the Company and initiated relevant discussions between the two companies.

Following the proposal made by M3, as mentioned in 3 (1) (I) (iv) “Measures for ensuring fairness” and 3 (1) (I) (v) “Measures for avoiding conflict of interests” below, the Company appointed ASAHI Business Solution Co., Ltd. (hereinafter, “ASAHI Business Solution”) as its independent calculation agent and Mori Hamada & Matsumoto as its legal advisor, to ensure the fairness of the stock exchange ratio of the Stock Exchange and the fairness of other aspects of the Stock exchange, and initiated consideration of the proposal made by M3.
When initiating discussions on the Stock Exchange, as mentioned in 3 (1) (I) (iv) “Measures for ensuring fairness” below, M3 appointed Nomura Securities Co., Ltd. (hereinafter, “Nomura Securities”) as its independent calculation agent and Kitamura & Hiraga as its legal advisor, to ensure the fairness of the stock exchange ratio of the Stock Exchange and the fairness of other aspects of the Stock Exchange, and initiated full-scale consideration of the transaction.
The Company and M3 have conducted negotiations and discussions in good faith with regard to the purpose of the Stock Exchange, the method of calculating the stock exchange ratio, the stock exchange ratio, etc., taking their financial conditions, trends of business performance, movement of share prices, etc., into consideration.
In a conventional stock exchange, the stock exchange ratio and the number of shares of the wholly owning parent company to be issued as consideration in the stock exchange are finalized at the time such stock exchange agreement is concluded. However, in this case, due to the fact that the shares of M3 are listed and are subject to share price fluctuations, the value (market price) of M3 shares to be distributed for allotment to shareholders of the Company on the effective date has not yet been finalized. By adopting, on the other hand, the variable stock exchange ratio method, even if the stock exchange ratio and the number of shares of M3 as the wholly owning parent company to be issued as consideration are not yet finalized, due to the fact that the value of the Company’s shares is finalized at the time the Stock Exchange Agreement is concluded and the number of M3 shares to be distributed per share of the Company as consideration is based on the average price of M3 shares during a certain period immediately before the effective date, it is possible to finalize in advance the value (market price) of M3 shares to be distributed for allotment to shareholders of the Company on the effective date at the time the Stock Exchange Agreement is concluded.

Recognizing the importance of paying due regard to the shareholders of the Company as much as possible, the Company and M3 took into account the interests of the shareholders of the Company on a comprehensive basis and carefully discussed the best approach. As a result, the two companies determined that the variable stock exchange ratio method is the optimal method because it has the merit of avoiding price fluctuation risk in M3 shares to be distributed for allotment through the Stock Exchange, while in a conventional stock exchange shareholders of the Company would bear such price fluctuation risk.
Since then, while using as a reference the calculation of the per-share value of common shares of the Company (which serves as the basis for calculating the Stock Exchange Ratio) that was received from the respective independent calculation agents, the Company and M3 engaged in good faith discussions, taking the Company’s financial condition, trends of business performance, movements of its share price, etc., into consideration.
As a result, at M3’s board meeting held on December 2, 2013, it was judged and resolved that it would be appropriate to set the value per common share of the Company at 3,500 yen, and that this would be in the interests of M3’s shareholders.
On the other hand, the Company took into account the valuation report, dated November 29, 2013 from its calculation agent, ASAHI Business Solution, as well as advice from a legal perspective from its legal advisor, Mori Hamada & Matsumoto, and its Board of Directors engaged in careful deliberations. Due to the fact that the per-share value of 3,500 yen for the Company’s common shares is, as described under “Matters related to calculations” in 3 (1) (I) (iii) below, above the top of the range based on the average market price method and the comparable companies method, and within the range based on the discounted cash flow method (hereinafter, the “DCF method”), and thus is a reasonable level in light of the valuation report dated November 29, 2013 received from ASAHI Business Solution, the Company determined that such per-share value would be in the interests of the Company’s shareholders and a resolution was passed at the meeting of its Board of Directors on December 2, 2013 in the manner described under “Measures for avoiding conflicts of interests” in 3 (1) (I) (v) below.

In addition, as to the value of M3 shares to be issued as consideration, while it would be desirable to adopt the share price immediately before the effective date of the Stock Exchange when using the variable stock exchange ratio method, both companies have judged it reasonable to set a certain time period for certain administrative steps required under the securities depository and book entry transfer system before the effective date, and thus have set the value as the mean of the volume weighted average price on each trading date during a certain period immediately before such administrative time period.
Meanwhile, the Company confirmed that there were no significant changes to various conditions that serve as the premise for the stock exchange ratio in the Stock Exchange until January 8, 2014.

(iii) Matters related to calculations
(a)  Names of independent calculation agents and relationships with related parties
Both ASAHI Business Solution and Nomura Securities are calculation agents independent of the Company and M3, and such companies are neither related parties of the Company and M3 nor have important interests to be mentioned with regard to the Stock Exchange.

(b) Outline of calculations
When calculating the stock exchange ratio of the Stock Exchange, the Company and M3 have respectively decided to ask independent calculation agents that are separate and independent of each other to calculate the per-share value of the Company that serves as a basis for calculating the stock exchange ratio. The Company appointed ASAHI Business Solution, while M3 appointed Nomura Securities, as their respective independent calculation agents.

ASAHI Business Solution adopted the average market price method in light of the fact that the shares of the Company are listed on TSE JASDAQ and that market prices exist, and the comparable company method in light of the fact that multiple comparable listed companies exist and it is possible to infer the value of shares using the comparable company method, and also conducted the DCF method to reflect the status of future business activities in the valuation, and calculated the value of the shares. The results of the calculations of the per-common share value of the Company by use of each method are as follows:

Method adopted	Result of calculation of per-share value
Average market price method	2,738-3,010 yen
Comparable company method	2,890-3,250 yen
DCF method	3,270-3,970 yen

Under the average market price method, setting the record date as November 28, 2013, based on the simple average value (2,738 yen, rounded off to the closest whole number) of closing prices of common shares of the Company on the TSE JASDAQ market for the most recent month, the simple average value (2,796 yen, rounded off to the closest whole number) of closing prices for the most recent three months and the simple average value (3,010 yen, rounded off to the closest whole number) of closing prices for the most recent six months, the value of common shares of the Company was analyzed and, as a result, the per-share value was calculated in the range between 2,738 yen and 3,010 yen.
Under the comparable company method, common shares of the Company were analyzed through comparison with market share prices and financial indicators showing profitability, etc., of listed companies that conduct comparably similar businesses to the Company and, as a result, the per-share value was calculated in the range between 2,890 yen and 3,250 yen.
Under the DCF method, based on the earnings forecast of the Company taking into account various elements, such as business plans, trends of business performance up to the most recent possible date, information open to the general public, etc., the company value of the Company and the value of common shares of the Company were analyzed by discounting the free cash flow the Company is expected to generate in the future, to the present value at a certain discount rate, and from the result, the per-share value was calculated in the range between 3,270 yen and 3,970 yen.

When calculating the value per common share of the Company, ASAHI Business Solution used information provided by the Company, information open to the general public, etc., and made calculations on the assumption that such materials, information, etc., were all accurate and complete, and did not independently verify their accuracy and completeness. It also neither made evaluations, appraisals, or assessments itself of assets and liabilities (including contingent liabilities) of the Company and its affiliated companies, including analysis and valuation of individual assets and liabilities, nor asked any third-party institution to make such appraisals or assessments. The financial forecast (including earnings plan and other information) of the Company is based on the premise that it was studied or prepared by the management of the Company in a reasonable manner based on the best forecast and judgment currently available to and possible for them.
In addition, in the earnings plan of the Company that ASAHI Business Solution used as the basis of the calculation under the DCF method, there are no business years when a substantial increase/decrease in profits is expected.

Nomura Securities adopted the average market price method in light of the fact that the shares of the Company are listed on TSE JASDAQ and that market prices exist, and the comparable company method in light of the fact that multiple comparable listed companies exist and it is possible to infer the value of shares using the comparable company method, and also conducted the DCF method to reflect the status of future business activities in the valuation, and calculated the value of the shares. The results of the calculations of the per-common share value of the Company using each method are as follows:
Method adopted	Result of calculation of per-share value
Average market price method	2,738-3,010 yen
Comparable company method	2,580-3,219 yen
DCF method	2,956-4,253 yen

Under the average market price method, setting the record date as November 28, 2013, based on the closing price (2,822 yen) of common shares of the Company on the record date in the TSE JASDAQ market, the simple average value (2,774 yen, rounded off to the closest whole number) of closing prices for the most recent week, the simple average value (2,738 yen, rounded off to the closest whole number) of closing prices for the most recent month, the simple average value (2,796 yen, rounded off to the closest whole number) of closing prices for the most recent three months, and the simple average value (3,010 yen, rounded off to the closest whole number) of closing prices for the most recent six months, the value of common shares of the Company was analyzed, and from the result, the value per share was calculated in the range between 2,738 yen and 3,010 yen.

Under the comparable company method, the value of common shares of the Company obtained through a comparison of market share prices and financial indicators showing profitability, etc., of listed companies that conduct comparably similar businesses to the Company was analyzed and, as a result, the per-share value was calculated in the range between 2,580 yen and 3,219 yen.
Under the DCF method, based on the earnings forecast of the Company, and taking into account various elements, such as business plans, trends of the business performance up to the most recent possible date, information open to the general public, etc., the company value of the Company and the value of common shares of the Company were analyzed by discounting the free cash flow the Company is expected to generate in the future, to the present value at a certain discount rate, and from the result, the per-share value was calculated in the range between 2,956 yen and 4,253 yen.
When calculating the value per common share of the Company, Nomura Securities used information provided by the Company and M3, information open to the general public, etc., and performed calculations on the assumption that such materials, information, etc., were all accurate and complete, and it did not independently verify their accuracy or completeness. It also neither made evaluations, appraisals, or assessments itself of assets and liabilities (including contingent liabilities) of the Company and its affiliated companies, including analysis and valuation of individual assets and liabilities, nor asked any third party institution to make such an appraisal or assessment. The financial forecast (including the earnings plan and other information) of the Company is based on the premise that it was studied or prepared by the management of the Company and M3 in a reasonable manner based on the best forecasts and judgments currently available to and possible for them. With respect to the earnings plan of the Company that Nomura Securities used as the basis for the calculation under the DCF method, there are no business years when a substantial increase/decrease in profits is expected.

(iv) Measures for securing fairness
Because M3 owns 25.00% of the outstanding shares of the Company and has treated the Company as an equity method affiliate and the fact that Mr. Itaru Tanimura, who is the Representative Director of M3, is also a director of the Company, in order to ensure the fairness of the stock exchange ratio, when carrying out the Stock Exchange, both companies, as stated in 3. (1) (I) (iii) above, respectively, asked independent calculation agents to calculate the per-common share value of the Company, which serves as the basis for calculating the stock exchange ratio. Using the results of the calculations as a reference, the two companies have conducted negotiations and discussions in good faith, and reached an agreement to conduct the Stock Exchange based on the stock exchange ratio stated above after adopting the variable stock exchange ratio method, and the related resolutions were passed at the respective board meetings held on December 2, 2013.
Neither the Company nor M3 has obtained a fairness opinion regarding the per-common share value of the Company from the independent calculation agents.
In addition, as the legal advisors for the Stock Exchange, the Company appointed Mori Hamada & Matsumoto and M3 appointed Kitamura & Hiraga, and both companies accordingly received advice from a legal perspective with respect to various procedures for the Stock Exchange, the method and process of decision-making, etc., at board meetings, etc.

(v)  Measures for avoiding conflict of interests
Because M3 owns 25.00% of the outstanding shares of the Company and has treated the Company as an equity method affiliate, and the fact that Mr. Itaru Tanimura, who is the Representative Director of M3, is also a director of the Company, M3 has taken the following measures:
Mr. Itaru Tanimura, who is also one of the four directors of the Company, did not participate in the deliberations and the resolution regarding the Stock Exchange at the board meeting of the Company from the viewpoint of avoiding a conflict of interests, and did not take part in discussions and negotiations with M3 regarding the Stock Exchange.
All directors excluding Mr. Itaru Tanimura attended the board meeting of the Company above and passed the resolution on concluding the Stock Exchange Agreement by unanimous consent. In addition, all of the auditors (all three auditors are outside company auditors) attended the board meeting above and expressed no objections to the conclusion of the Stock Exchange Agreement.

(II)	Reason for selecting M3 shares as the consideration for exchange
As the consideration for the Stock Exchange on the Company’s common shares, the Company and M3 adopted common shares of M3, which is the wholly owning parent company in the stock exchange.
Taking into account that a trading opportunity has been ensured because common shares of M3 are listed on the First Section of the Tokyo Stock Exchange market, they have a large trading volume, and they have continued liquidity, and also that in case shareholders of the Company receive common shares of M3 as the consideration for the exchange, they will be able to reap benefits from the effects in conjunction with the fact the M3 will convert the Company into a wholly owned subsidiary through the Stock Exchange, and other advantages, the Company deemed it appropriate to decide common shares of M3 as the consideration for exchange in the Stock Exchange.

(III)	In case the Company and M3 are under common control, matters to be kept in mind so as not to prejudice the interests of the Company’s shareholders other than M3
Because the Company and M3 are not under common control, there are no applicable items.

(IV)	Matters on appropriateness of provision on the matter regarding M3’s capital and reserves
The increases in M3’s capital and reserves on the occasion of th e Stock Exchange are as follows, respectively:
(1)	Amount of capital: 0 yen
(2)	Amount of capital reserve: amount separately provided for by M3 pursuant to the provision of Article 39, Paragraph 2 of the Corporate Accounting Rules
(3)	Amount of retained earnings: 0 yen
The Company considers the provision regarding capital and reserves to be reasonable because it was decided within the scope of the Corporate Accounting Rules and other fair accounting standards, taking into comprehensive consideration M3’s financial conditions, implementation of flexible capital policy and other various circumstances.

(2)Matters that should serve as reference regarding the consideration for exchange
(I)	Provisions of M3’s Articles of Incorporation

ARTICLES OF INCORPORATION

Chapter 1                   General Provisions

(Trade name)
Article 1	The Company shall be referred to as エムスリー株式会社 in Japanese and M3, Inc. in English.

(Purposes)
Article2	The Company shall engage in the following businesses:
(1)	Sales, research, and marketing support of medical care- and health-care-related businesses
(2)	Management assistance to medical care- and health-care-related businesses
(3)	Medical care- and health-care-related personnel dispatch, assistance with hiring, assessment, education, and training
(4)	Import, development, manufacture, and sale of medical care- and health-care-related products
(5)	Planning and creation of advertisement and advertising agency business
(6)	Creation, editing, publication, and sale of magazines, books and information content and broadcasting business
(7)	Construction and operation of information network and systems, and creation and sale of software
(8)	Construction and operation of membership point systems for the sale of products, and sale of points
(9)	Mail order business
(10)	Collection agency business
(11)	Financial business and businesses on investments in stocks, bonds, etc.
(12)	Financial instruments intermediary services
(13)	General insurance agency business and business regarding life insurance soliciting
(14)	Sales, rental, intermediary, broking and entrusted management of real estates

(15)	Fee-charging job placement service
(16)	Consulting business related to the preceding each Item
(17)	Investments in person/people who conduct(s) business set forth in the preceding each Item and in venture businesses
(18)	Clinical trial support business
(19)	Any and all businesses incidental and related to the each preceding Item

(Location of the head office)
Article 3                      The Company’s head office shall be located in Minato-ku, Tokyo.

(Method of public notice)
Article 4
(i)	The Company shall make public notices by electronic means.
(ii)	If the Company is unable to make public notices by electronic means due to unavoidable reasons, such notice shall be effected by publication in the Nikkei.

Chapter 2                   Shares

(Total number of authorized shares)
Article 5	The total number of shares that the Company may issue shall be 5,760,000 (five million, seven hundred and sixty thousand).

(Acquisition of treasury shares)
Article 6	The Company, subject to a resolution of its Board of Directors, may acquire treasury shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(Administrator of Shareholder Registry)
Article 7
(i)	The Company shall have an Administrator of Shareholder Registry in place.
(ii)	The Administrator of Shareholder Registry and its place of business shall be decided by a resolution of the Board of Directors.
(iii)
The Company shall not perform, but shall entrust the Administrator of Shareholder Registry to perform administrative duties including preparation and maintenance of Shareholder Registry of the Company and the Share Option Registry.

(Share-handling Regulations)
Article 8
Procedures for exercising shareholder rights of the Company and handling of other shares and subscription rights to shares shall be based on the Share-handling Regulations provided for by the Board of Directors in addition to laws/regulations and these Articles of Incorporation.

(Record date)
Article 9
(i)
The Company shall recognize shareholders who have voting rights stated or recorded in the shareholder registry as of March 31 each year as those who can exercise voting rights at an ordinary general meeting of shareholders regarding the relevant business year.

(ii)
The Company may, upon setting a certain date through a public notice in advance if necessary in addition to the case otherwise provided for in the preceding Paragraph and provisions of these Articles of Incorporations, treat shareholders or registered pledgees of shares who are stated or recorded on the final shareholder registry as of that date as the shareholders or the registered pledgees of shares who can exercise rights.

Chapter 3                   General Meeting of Shareholders

(Convocation)
Article 10
An ordinary general meeting of shareholders shall be convened within three months from the end date of each business year and an extraordinary general meeting of shareholders shall be convened from time to time as appropriate.

(Place of convocation)
Article 11	General Meetings of Shareholders of the Company shall be held within 23 wards of Tokyo.

(Convener and Chairman)
Article 12
The representative director shall convene a general meeting of shareholders, unless otherwise provided for in laws and regulations, and serve as chairperson thereof; provided, however, that in the case of the vacancy of the representative directorship or if the representative director is unable to so act, another director shall act on his/her behalf in the order determined in advance by the Board of Directors.

(Internet-based disclosure and deemed provision of reference data for General Meeting of Shareholders)
Article 13
The Company may, when convening a general meeting of shareholders, be deemed to have provided its shareholders with information on matters that should be stated or presented in the reference documents of the General Meeting of Shareholders, business reports, financial statements, and consolidated financial statements by disclosing the said information through the Internet pursuant to the provisions stipulated in the applicable Ordinance of the Ministry of Justice.

(How to pass a resolution)
Article 14
(i)
A resolution of a General Meeting of Shareholders shall be made by a majority vote of shareholders present who are entitled to exercise voting rights, unless otherwise provided for in laws/regulations or in these Articles of Incorporation.

(ii)
The resolution prescribed in Article 309, Paragraph 2 of the Companies Act shall be made by two-thirds (2/3) or more of the votes at a meeting at which one third (1/3) or more of shareholders entitled to exercise voting rights are present.

(Proxy voting)
Article 15
(i)	A proxy to whom a shareholder or his/her statutory agent entrusts the exercising of his/her voting right shall be limited to a shareholder of the Company.
(ii)	A shareholder or a proxy shall submit to the Company a written document evidencing authority of proxy at each General Meeting of Shareholders.

(Minutes)
Article 16
(i)	A summary of the proceedings and the outcome of a General Meeting of Shareholders, as well as other legally prescribed matters shall be stated or recorded in minutes.

(ii)
The original of the minutes of a General Meeting of Shareholders shall be kept at the Company’s head office for 10 years from the date resolutions are passed and their certified copies shall be kept at its branches for five years.

Chapter 4                   Directors and the Board of Directors

(Establishment of the Board of Directors)
Article 17	The Company shall have a Board of Directors.

(Number of Directors)
Article 18	The number of Directors of the Company shall be ten (10) or less.

(How to elect Directors)
Article 19
(i)	Directors shall be elected by a resolution passed at a General Meeting of Shareholders.
(ii)	A resolution to elect Directors shall be made by a majority of votes at a meeting where one third (1/3) or more of the shareholders entitled to exercise voting rights are present.
(iii)	A resolution to elect Directors shall not be based on cumulative voting.

(Directors’ terms of office)
Article 20
Terms of office of Directors shall continue until conclusion of the Annual General Meeting of Shareholders for the last business year that ends within two years from the time of their election; provided, however, that the term of office of a director who is elected as an additional director or as a substitute for a director who retires from office before expiration of the term of office shall be the same as the remaining term of other directors.

(Convocation of the Board of Directors’ Meeting and its Chairperson)
Article 21
(i)
The Board of Directors’ Meeting shall, unless otherwise provided for in laws and regulations, be convened by the representative director, who shall serve as its chairperson; provided, however, that in the case of the vacancy of the representative directorship or if the representative director is unable to so act, another director shall act on his/her behalf in the order determined in advance by the Board of Directors.

(ii)
A notice convening the Board of Directors’ Meeting shall be issued to each director and each Company Auditor by three (3) days prior to the scheduled date; provided, however, that this required period for giving notice may be shortened in the case of urgent necessity.

(Omission of resolution of Board of Directors’ Meeting)
Article 22
In case a director makes a proposal regarding a matter that is the purpose of a resolution of the Board of Directors’ Meeting, when all the directors (who are limited to those that can take part in the resolution on the said matter) express their intention to give consent in writing or by means of electronic record, it shall be deemed that the resolution to approve such proposal at the Board of Directors’ Meeting has been passed; provided , however, that this shall not apply to the case where a company auditor expresses his/her objection thereto.

(Exemption from liability of Directors)
Article 23
(i)
In accordance with the provision of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Directors (including former Directors) from liability for damages provided for in Article 423, Paragraph 1 of the same Act within the limits stipulated by laws and regulations.

(ii)
The Company may, under the provision of Article 427, Paragraph 1 of the Companies Act, enter into contracts with Outside Directors to limit liability for damages of Outside Directors provided for in Article 423, Paragraph 1 of the same Act;  provided, however, that the limited amount of liability under such contracts shall be the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act.

(Representative Director)
Article 24	Representative Directors of the Company shall be appointed by a relevant resolution of the Board Directors.

(Regulations of the Board of Directors)
Article 25
Unless otherwise provided for in laws and regulations or these Articles of Incorporation, matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors provided for by the Board of Directors.

Chapter 5                   Company Auditors and Board of Company Auditors

(Establishment of Company Auditors and Board of Company Auditors)
Article 26	The Company shall have Company Auditors and a Board of Company Auditors.

(Number of Company auditors)
Article 27	The number of company auditors of the Company shall be three (3) or less.

(How to elect Company Auditors)
Article 28
(i)	Company Auditors shall be elected by a resolution passed at a General Meeting of Shareholders.
(ii)	A resolution to elect Company Auditors shall be made by a majority of votes at a meeting where one third (1/3) or more of the shareholders entitled to exercise voting rights are present.

(Company Auditors’ terms of office)
Article 29
Terms of office of Company Auditors shall continue until the conclusion of the Annual General Meeting of Shareholders for the last business year that ends within four years from the time of their election; provided , however, that the term of office of a Company Auditor who is elected as a substitute for a company auditor who retires from office before the expiration of the term of office shall continue until expiration of the term of office of the retired company auditor.

(Exemption from liability of Company Auditors)
Article 30
(i)
In accordance with the provision of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt Company Auditors (including former Company Auditors) from liability for damages provided for in Article 423, Paragraph 1 of the same Act within the limits stipulated by laws and regulations.

(ii)
The Company may, under the provision of Article 427, Paragraph 1 of the Companies Act, enter into contracts with Outside Company Auditors to limit liability for damages of Outside Company Auditors provided for in Article 423, Paragraph 1 of the same Act; provided, however, that the limited amount of liability under such contracts shall be the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act.

(Convocation of Meeting of the Board of Company Auditors)
Article 31
A notice convening a Meeting of the Board of Company Auditors shall be issued to each Company Auditor by three (3) days prior to the scheduled date; provided, however, that this required period for giving notice may be shortened in the case of urgent necessity.

(Full-time Company Auditor(s))
Article 32	The Board of Company Auditors shall appoint Full-time Company Auditor(s) from among Company Auditors.

(Regulations of the Board of Company Auditors)
Article 33
Unless otherwise provided for in laws and regulations or these Articles of Incorporation, matters concerning the Board of Company Auditors shall be governed by the Regulations of the Company Auditors provided for by the Board of Company Auditors.

Chapter 6                   Accounting Auditors

(Establishment of Accounting Auditors)
Article 34	The Company shall have accounting auditors.

(Election of Accounting Auditors)
Article 35	Accounting Auditors shall be elected by a resolution passed at a General Meeting of Shareholders.

(Accounting Auditors’ terms of office)
Article 36
(i)
Terms of office of Accounting Auditors shall continue until the conclusion of the Annual General Meeting of Shareholders for the last business year that ends within a year from the time of their election.

(ii)	When no resolution is otherwise made at the Annual General Meeting of Shareholders set forth in the preceding Paragraph, they shall be deemed to have been re-appointed at the said Meeting.

(Remuneration, etc. of Accounting Auditors)
Article 37	Remuneration, etc., of Accounting Auditors shall be provided for with the Representative Director’s obtaining consent from the Board of Company Auditors.

Chapter 7                   Accounting

(Business year)
Article 38	Each business year of the Company shall begin on April 1 of the current year and end on March 31 of the following year.

(Dividends of surplus, etc.)
Article 39
(i)
The Company may, by a resolution passed at a General Meeting of Shareholders, distribute cash dividends of surplus (hereinafter, the “year-end dividends”) to shareholders or Registered Pledgees of Shareholders stated or recorded in the final Shareholder Registry as of March 31 each year.

(ii)
The Company may, by a resolution passed at a Meeting of the Board of Directors, distribute cash dividends of surplus (hereinafter, the “interim dividends”) provided for in Article 454, Paragraph 5 of the Companies Act to shareholders or Registered Pledgees of Shareholders who are stated or recorded in the final Shareholder Registry as of September 30 each year.

(Exclusion from dividends)
Article 40
If the year-end dividends and the interim dividends are not received after the lapse of three (3) full years from the date of commencement of payment, the Company shall be exempted from the relevant payment obligations.

(II)	Matters regarding the method to cash the consideration for exchange
(i)	Market where considerations for exchange are transacted

Common shares of M3 that are the consideration for the Stock Exchange are transacted on the First Section of the Tokyo Stock Exchange.
(ii)	Those acting as intermediaries, brokerages, or agencies for transactions of the considerations for exchange
Common shares of M3 are intermediated or brokered by financial business instruments operators (securities firms, etc.), etc., nationwide.
(iii)	If there are any restrictions on the transfer or other disposal of the consideration for exchange, there are no applicable items.

(III)	Matters regarding market price of the consideration for exchange
Movements of the share price of M3’s common shares for the previous six months on the First Section of the Tokyo Stock Exchange are as follows:
By month	June 2013	July	August	September	October	November
High (yen)	230,000	279,700	277,000	290,000	277,300	269,500
Low (yen)	185,400	224,500	247,800	246,000	246,100	224,000

Most recent market prices, etc., of M3’s common shares can be seen on the website of the Tokyo Stock Exchange (http://www.tse.or.jp).

(IV)
The content of the balance sheet for each business year (excluding the last business year) whose year-end date falls in the past five years
M3 has submitted its securities report for every business year in accordance with the provision of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

(3)	Matters regarding the appropriateness of the provision of subscription rights to shares on the stock exchange
Not applicable.
In case this proposal is approved at this Extraordinary Meeting of Shareholders, the Company will acquire without any payment, and retire, all subscription rights to shares issued by the Company on the date provided for separately by the Board of Directors not later than the day immediately before the effective date of the Stock Exchange.

(4)	Matter regarding the Financial Statements, etc.
(I)	Details of Financial Statements, etc., for the last business year of M3
Please refer to the “separate volume of proposals” enclosed herewith.

(II)	Details of the Temporary Financial Statements, etc., whose year-end date of the last business year of M3 is the temporary account closing day
Not applicable.

(III)
Details of disposal of important properties, assumption of significant debts, and other events that may have a serious impact on the status of the company properties that occurred after the closing date of the last business year with respect to M3

Not applicable.

(IV)
Details of disposal of important properties, assumption of significant debts, and other events may have a serious impact on the status of company properties that occurred after the closing date of the last business year with respect to the Company

Not applicable.

4.	Matters regarding the resolution of the Proposal
In case the Stock Exchange Agreement is cancelled or becomes ineffective for a reason provided for in Article 10 (Changes to the conditions of Stock Exchange, cancellation of Agreement, and termination of Stock Exchange) or Article 11 (Effectiveness of the Agreement), the resolution of this Proposal shall cease to have effect.

Guide Map to Venue of Meeting of Shareholders

Meeting room of Mediscience Planning Inc.
2nd fl., Nomura Fudosan Higashi-nihonbashi Bldg.
1-1-7 Higashi-nihonbashi, Chuo-ku, Tokyo
TEL 03(5820)7071 (Main switchboard)

Transportation systems
Subways	Toei Asakusa Line	Get off at Higashi-nihonbshi station	Exit B1	3 minutes’ walk
	Toei Shinjuku Line	Get off at Bakuroyokoyama station	Exit A3	5 minutes’ walk
	Tokyo Metro Hibiya Line	Get off at Ningyocho station	Exit A4	10 minutes’ walk

* Please note that there are no parking spaces available at the venue itself.

(Reference Materials)

Business Report for the 13th Business Period

From April 1, 2012

To March 31, 2013

M3, Inc.

Business Report

(From April 1, 2012 to March 31, 2013)

1. Current Status of the Group

(1) Business Progress and Results of the Group

During the current fiscal year, M3 strengthened the member base of m3.com, a website dedicated to health-care professionals, and the number of member doctors increased 17,000 from a year earlier to exceed 240,000.

The Company’s existing services expanded steadily due to the further penetration of each service among customers. It has made different services available for users to select depending on their applications and objectives. Specifically, it provides pharmaceutical companies with marketing support services such as alliance partner services, a basic service program that had already been used by almost all major domestic pharmaceutical companies; MR-kun, from which member doctors can proactively and continuously receive frequent medical related information on the platform of m3.com; and m3MT, a service program that enables direct approaches via e-mail to member doctors.

In addition, the Company provides clinical trial support services through its subsidiaries: Mebix Co., Ltd., which offers large-scale IT-based clinical research support services centering on Chiken-kun, which solicits medical institutions and subjects for participation in clinical trials through m3.com; Medical pilot Co., Ltd. (hereinafter referred to as “Medical pilot”), which supports management and operations of all aspects of clinical trial operations at medical institutions that conduct clinical trials mainly in the Tokyo metropolitan area; and, Fuji CRS, K.K. (hereinafter referred to as “Fuji CRS”), which supports management and operations of all aspects of clinical trial operations at medical institutions that conduct clinical trials mainly in the Kinki and Chugoku areas.

On August 2, 2012, the Company added MIC Medical Corporation (hereinafter referred to as “MIC Medical”), which provides clinical trial support services to the Group’s consolidated subsidiaries, thus enhancing systems to provide clinical trial support services.

In addition, the Company is expanding new services such as research services targeting member health-care professionals, marketing support services for general companies including QOL-kun, a service program for providing non-medical life support information to members; AskDoctors (http://www.AskDoctors.jp/), through which doctors registered with m3.com answer questions from the general public concerning health-care and diseases; and, m3.com Clinical Practice and Management, a website supporting management of health clinic.

Furthermore, the Company expanded the Group by enhancing services at M3 Career, Inc. (hereinafter referred to as “M3 Career”), which provides recruiting and job-search support services for doctors and pharmacists; iTICKET Corporation (hereinafter referred to as “iTICKET”), which provides reservation services for medical examination at health clinics; and, Reno. Medical K.K., which is an advertising agency specializing in ethical drugs.

On October 31, 2012, C.M.S Co., Ltd. (hereinafter referred to as “C.M.S”), a company engaged in development, sale, and support of electronic medical charts and others, joined the Group as a consolidated subsidiary.

With regard to overseas business development, the Company operates MDLinx, which is a website for health-care professionals with more than 200,000 member doctors in the U.S., and is steadily developing services for pharmaceutical companies by leveraging its member base. In the U.K., the Company is stepping up services for pharmaceutical companies through Doctors.net.uk Limited (hereinafter referred to as “DNUK”), which operates a website for doctors with about 200,000 member doctors called Doctors.net.uk. In addition, the Company has established a panel of one million doctors across Japan, the U.S., Europe, China, and Korea, and provides global research services in the medical field. The Company also launched operations in China and South America targeting local pharmaceutical makers and general companies as clients.

In the current fiscal year, the total number of member doctors registered with services the Group is rolling out around the world exceeded one million. To express its gratitude for the continuing support of shareholders, the Company plans to pay a commemorative dividend of 200 yen per share.

Meanwhile, the Company is strengthening its management base to prepare for new business developments and decides shareholder dividend levels by comprehensively considering trends in the demand for funds and the status of cash flows, while maintaining the basic policy of retaining earnings for appropriation to reinvestment. Regarding the fiscal year ended March 31, 2013, the Company decided it can return profits to shareholders in the form of dividends. Therefore, the Company plans to pay a year-end dividend of 1,200 yen per share, which is the total of a common dividend of 1,000 yen per share and the above-mentioned commemorative dividend of 200 yen per share, for the fiscal year ended March 31, 2013.

Business results of the Company for the current fiscal year are as follows.

(Business results for the current fiscal year)	(Unit: Million yen)
	Previous fiscal year (From April 1, 2011 To March 31, 2012)	Current fiscal year (From April 1, 2012 To March 31, 2013)	Increase (decrease)
Net sales	19,040	26,007	6,966	36.6%
Operating income	7,648	9,294	1,645	21.5%
Ordinary income	7,695	9,625	1,929	25.1%
Net income	4,492	5,598	1,105	24.6%

(Business results by segment)	(Unit: Million yen)
		Previous fiscal year (From April 1, 2011 To March 31, 2012)	Current fiscal year (From April 1, 2012 To March 31, 2013)	Increase (decrease)
Medical Portal	Segment sales	13,281	16,215	2,933	22.1%
	Segment profit	7,625	9,189	1,563	20.5%
Evidence Solution	Segment sales	2,321	4,283	1,962	84.5%
	Segment profit	423	517	94	22.3%
Overseas	Segment sales	2,983	4,069	1,085	36.4%
	Segment profit	138	117	(20)	(15.1)%
Clinical Platforms	Segment sales	―	979	979	―
	Segment profit	―	63	63	―
Other Businesses	Segment sales	737	795	57	7.9%
	Segment profit	76	87	10	14.4%
Elimination and Corporate	Segment sales	(282)	(335)	―	―
	Segment profit	(566)	(349)	―	―
Total	Net sales	19,040	26,007	6,966	36.6%
	Ordinary income	7,695	9,625	1,929	25.1%

1) Medical Portals

Net sales in the field of marketing support for medical-related companies increased 18.9% year-on-year to 9,610 million yen. Strong sales reflect an 18% increase year-on-year in sales of the MR-kun service due to its expanded use by pharmaceutical makers.

Net sales in the research field amounted to 1,551 million yen, with solid growth of 5.5% year-on-year.

Sales in other fields rose 35.6% year-on-year to 5,053 million yen, due to the expansion of the recruitment business and job-placement ads business for doctors and pharmacists at M3 Career.

As a result, net sales in the Medical Portals segment grew 22.1% year-on-year to 16,215 million yen.

The total of cost of sales and selling, general and administrative expenses was 7,106 million yen, up 26.7% year-on-year, due to factors such as increased personnel expenses accompanying business expansion of the M3 Group.

Consequently, segment profit in Medical Portals amounted to 9,189 million yen, an increase of 20.5% year-on-year.

2) Evidence Solutions

In the Evidence Solutions segment, net sales increased 84.5% year-on-year to 4,283 million yen and segment profit grew 22.3% year-on-year to 517 million yen, due to strong business performance by Medical pilot and Fuji CRS, as well as MIC Medical, a newly-consolidated subsidiary.

3) Overseas

With regard to the Group’s business performance in the U.S. and the U.K., comprising M3 USA as well as M3 Global Research Limited (the former EMS Research Limited) and DNUK, net sales increased 39.6% year-on-year to 3,981 million yen due to the expansion of marketing support services and research services for pharmaceutical companies. Meanwhile, business in Korea was sluggish compared to a year earlier. As a result, net sales in the overseas segment including Korea were 4,069 million yen, a year-on-year increase of 36.4%, and segment profit was 117 million yen, a year-on-year decline of 15.1%.

4) Clinical Platforms

The Clinical Platforms segment comprises new businesses that were added to the Group following the consolidation of C.M.S. Business performance in this segment was strong, with net sales amounting to 979 million yen and segment profit amounting to 63 million yen.

5) Other Businesses

In the Other Businesses segment, net sales increased 7.9% year-on-year to 795 million yen and segment profit rose 14.4% year-on-year to 87 million yen due to factors such as strong business performance by iTICKET and other Group companies, and an increase in equity in earnings of affiliates.

As a result, net sales of the M3 Group for the current fiscal year amounted to 26,007 million yen, an increase of 36.6% year-on-year, operating income 9,294 million yen, an increase of 21.5% year-on-year, ordinary income 9,625 million yen, an increase of 25.1% year-on-year, and net income 5,598 million yen, an increase of 24.6% year-on-year.

(2) Status of Fund Procurement

No special matters are required to be stated in the current fiscal year.

(3) Status of Capital Investment

The total capital investment of the Group in the current fiscal year was 251 million yen, which was mainly accounted for by investment in software for business expansion and stabilization.

(4) Important Organizational Changes and Other Matters

The Company made a tender offer for MIC Medical from June 28, 2012 to July 26, 2012. As a result, the shareholding ratio of the Company in MIC Medical increased to 96.7% effective August 2, 2012. A series of procedures were performed subsequently, and the Company converted MIC Medical into a wholly-owned subsidiary, acquiring all voting rights, effective October 24, 2012. Then, the Company assigned 25.0% of the outstanding common shares of MIC Medical to Mediscience Planning Inc. effective October 31, 2012, reducing its shareholding in MIC Medical to 75.0%. Meanwhile, the Company acquired a 25.0% share in Mediscience Planning effective May 18, 2012, making it an affiliate.

Furthermore, the Company acquired 100.0% of C.M.S effective October 31, 2012, converting it into a consolidated subsidiary.

(5) Trends of Assets, Profits, and Losses for the Three Most Recent Fiscal Years

1) Trends of the Group’s assets and profits and losses

		10th Business Period Fiscal 2009	11th Business Period Fiscal 2010	12th Business Period Fiscal 2011	13th Business Period (Current Fiscal Year) Fiscal 2012
Net sales	(Thousand yen)	11,811,960	14,646,737	19,040,810	26,007,662
Ordinary income	(Thousand yen)	4,858,365	6,143,626	7,695,899	9,625,450
Net income	(Thousand yen)	2,956,067	3,486,762	4,492,941	5,598,741
Net income per share	(Yen)	1,882.68	2,218.36	2,843.43	3,526.67
Total assets	(Thousand yen)	16,283,741	17,786,127	23,017,946	30,853,120
Net assets	(Thousand yen)	12,275,336	13,708,125	17,480,532	23,472,621
Notes:	1.
The Company implemented a two-for-one stock split effective October 1, 2011, and a three-for-one stock split effective October 1, 2012. Net income per share is adjusted on the assumption that each stock split was executed at the beginning of the each business period.

2.	The average number of outstanding common shares of the Company during the business period is as follows.

	10th Business Period	11th Business Period	12th Business Period	13th Business Period
Average number of outstanding common shares during the business period	1,570,134 shares	1,571,778 shares	1,580,115 shares	1,587,541 shares
The average number of outstanding common shares during the business period is calculated assuming that stock splits, which were implemented in the 12th Business Period and 13th Business Period (current fiscal year), respectively, were executed at the beginning of each business period.

3.
In the 11th business period, the Company implemented a prior-period adjustment under the Financial Instruments and Exchange Act following a prior-period adjustment implemented by the Group’s consolidated subsidiary Mebix Co., Ltd. In accordance with the prior-period adjustment, the Group reduced the beginning opening balance of retained earnings under net assets for the 11th business period by 1,017,176,000 yen. In the securities report under the Financial Instruments and Exchange Act, consolidated financial results are adjusted retroactively, and the consolidated financial results for the 10th business period after retroactive adjustment are as follows.

		10th Business Period Fiscal 2009
Net sales	(Thousand yen)	11,811,960
Ordinary income	(Thousand yen)	4,851,098
Net income	(Thousand yen)	1,938,891
Net income per share	(Yen)	1,234.86
Total assets	(Thousand yen)	15,266,565
Net assets	(Thousand yen)	11,258,160

2) Trends of Assets, Profits, and Losses of the Company

		10th Business Period Fiscal 2009	11th Business Period Fiscal 2010	12th Business Period Fiscal 2011	13th Business Period (Current Fiscal Year) Fiscal 2012
Net sales	(Thousand yen)	9,017,199	10,215,160	11,597,823	13,616,701
Ordinary income	(Thousand yen)	5,165,679	5,923,448	6,713,359	8,142,347
Net income	(Thousand yen)	3,111,167	3,370,096	3,872,636	5,072,167
Net income per share	(Yen)	1,981.47	2,144.13	2,450.86	3,194.98
Total assets	(Thousand yen)	15,021,523	16,653,050	20,287,158	29,081,833
Net assets	(Thousand yen)	12,466,944	14,229,606	17,147,238	21,629,502
Notes:	1.
The Company implemented a two-for-one stock split effective October 1, 2011, and a three-for-one stock split effective October 1, 2012. Net income per share is adjusted on the assumption that each stock split was executed at the beginning of each business period.

2.
In the 11th business period, the Company implemented a prior-period adjustment under the Financial Instruments and Exchange Act following the prior-period adjustment implemented by the Group’s consolidated subsidiary Mebix Co., Ltd. In accordance with the prior-period adjustment, the Company reduced the beginning opening balance of retained earnings brought forward under net assets for the 11th business period by 598,875,000 yen. In the securities report under the Financial Instruments and Exchange Act, financial results are adjusted retroactively, and the financial results for the 10th business period after retroactive adjustment are as follows.

		10th Business Period Fiscal 2009
Net sales	(Thousand yen)	9,017,199
Ordinary income	(Thousand yen)	5,165,679
Net income	(Thousand yen)	2,512,291
Net income per share	(Yen)	1,600.05
Total assets	(Thousand yen)	14,388,288
Net assets	(Thousand yen)	11,868,068

(6) Issues Outstanding

The Group is addressing the following issues.

1) Achieving sustainable growth

The M3 Group’s business centers on the operation of m3.com, which is a website dedicated to health-care professionals, and has access to member health-care professionals including about 240,000 member doctors who are connected through the website.

Through m3.com, the Company provides specialized medical information such as news, search engine, directory, document retrieval, members-only community site, and other original content free of charge to members, with the aim of creating a website that makes it possible for doctors and other health-care professionals to access the information they really need more rapidly and accurately than with any other websites.

By leveraging the membership base of m3.com, the Group is developing and providing MR-kun and other marketing support services via the Internet, targeting pharmaceutical companies that have health-care professionals as customers and medical-related companies such as medical equipment manufacturers.

In addition, the Company provides clinical trial support services through its subsidiaries. Specifically, Mebix Co., Ltd., which offers large-scale IT-based clinical research support services centering on Chiken-kun, which solicits medical institutions and subjects for participation in clinical trials; Medical pilot, which supports management and operation of all aspects of clinical trial operations at medical institutions that conduct clinical trials mainly in the Tokyo metropolitan area; and, Fuji CRS, which supports management and operation of all aspects of clinical trial operations at medical institutions that conduct clinical trials mainly in the Kinki and Chugoku areas. In August 2012, the Company added MIC Medical, which provides services to support clinical trial operations, to the Group’s consolidated subsidiaries, thus enhancing its systems to provide clinical trial support services.

The Company is also expanding new services such as research services, services for general companies including QOL-kun, a service program for providing non-medical life support information, AskDoctors (http://www.AskDoctors.jp/), in which doctors registered with m3.com answer questions from the general public concerning health-care and diseases, and m3.com clinical practice and management, which is a website that supports health clinic management.

The Group expanded operations through the addition of consolidated subsidiaries: M3 Career Inc., which provides recruiting and job-search support services for doctors and pharmacists; iTICKET Corporation, which provides reservation services for medical examination at health clinics; and, Reno. Medical K.K., which is an advertising agency specializing in ethical drugs. In addition, C.M.S, a company engaged in the development, sale, and support of electronic medical charts and others, joined the Group as a new consolidated subsidiary in October 2012.

The Company will continue to promote the management of the Group, focusing on growth and development in the following four fields:

―       Further value enhancement of the m3.com website

The Company will enhance the content and functions of the website and generate increased traffic from more member health-care professionals to boost the value of various other services provided by taking advantage of this platform.

―       Further growth of MR-kun and other marketing support services

We will channel management resources toward expanding use by existing customers and new customers.

―       Startup of new businesses

Many business opportunities are being created from the base of doctors and other member health-care professionals connected through two-way communications and the Company will prioritize these opportunities to commercialize them sequentially.

The Company will also promote business expansion at each Group company and maximize synergies among Group companies.

―       Overseas business expansion

 MR-kun is a unique service developed by the Group, and there are no comparable services available in the world. Therefore, the Group will expand this service overseas in countries and markets that have medicine prescription systems similar to that in Japan.

In the U.S., the Group operates MDLinx, a website for health-care professionals, through its US subsidiary M3 USA Corporation, and provides marketing support services and research services for pharmaceutical companies.

In November 2010, the Company converted M3 Global Research Limited (the former EMS Research Limited), a marketing research company in the U.K. with a panel of doctors in Europe, into a subsidiary, and established a global research system.

In August 2011, the Company converted Doctors.net.uk Limited, a company operating Doctors.net.uk, a website for doctors in the U.K., rolling out marketing support services for pharmaceutical companies in the country.

In China, the Company entered into a basic agreement to start a joint venture with Beijing Jinye Tiansheng Technology Co., Ltd., a China-based company operating “医脈通”, which is a website for doctors used by more than 400,000 doctors, effective March 2013.

To achieve and promote growth in the above-mentioned fields, the M3 Group will enter into alliance, acquisition, and capital participation agreements as necessary.

2) Risk management

The M3 Group will take preventive measures to minimize the impact on management of risk factors that may affect its business operations from various aspects including business environment and compliance.

(7) Main Business Segments of the Group (As of March 31, 2013)

The M3 Group’s business centers on the operations of m3.com, which is a website dedicated to health-care professionals, and access to member health-care professional including about 240,000 member doctors connected through the website.

1) Medical portals

Business area	Main services	Details of major services
Marketing support for medical- related companies	MR-kun service	Provision of two-way communication platforms via the Internet offering information to doctors from medical representatives (MR) of pharmaceutical companies.
m3.com alliance partner service
Provision of services such as information posting spaces established on m3.com and banner ads linked to the dedicated search engine. As optional services, various marketing tools such as sending advertising mails to m3.com members under the m3MT service are available.

Research	Custom research service	Conducting custom-made research targeting health-care professionals.
	Standard research service	Providing research services in which the Company plans and conducts research projects for sale to multiple clients.
Other	Marketing support services for general companies	Providing QOL-kun, which provides non-medical life support information to members, and other services for general companies.
	m3.com clinical practice and management service	Providing information for doctors preparing to set up a practice, as well as management support information for a clinic after a practice is started to support the management of clinics.
	Services for consumers	Operating AskDoctors, a Q&A website where doctors registered with m3.com answer a variety of questions on health-care issues and diseases from the general public and other services.
	Chiken-kun service	Clinical trial support service of soliciting medical institutions and subjects to participate in clinical trials through m3.com.
	Human resources service for health-care professionals and others	Recruiting and job-search support services for doctors and pharmacists. Providing placement services and running recruitment advertisements on m3.com CAREER and other websites.
	Sale of fee-based contents	Selling electronic content including Physicians’ Desk Reference and medical dictionaries to member doctors.
2) Evidence Solutions

Main services	Details of major services
CRO Business	Supporting clinical development operations and large-scale clinical studies.
SMO Business	Supporting management and operation of all aspects of clinical trials at medical institutions that conduct clinical trials.
3) Overseas

Main services	Details of major services
Marketing support	Providing web-based overseas sales and marketing support and other services for pharmaceutical companies, etc.
Research	Research services targeting overseas health-care professionals
4) Clinical Platforms

Main services	Details of major services
Electronic medical chart business	Development, sale and support of electronic medical charts

(8) Main business locations of the Group (as of March 31, 2013)

Head Office	Minato-ku, Tokyo

Domestic subsidiaries	Mebix Co., Ltd. (Minato-ku, Tokyo)

Clinical Porter Inc. (Minato-ku, Tokyo)

Medical pilot Co., Ltd. (Minato-ku, Tokyo)

Fuji CRS, K.K. (Kobe City, Hyogo)

C.M.S Co., Ltd. (Nagoya City, Aichi)

Reno. Medical K.K. (Minato-ku, Tokyo)

iTICKET Corporation (Minato-ku, Tokyo)

MIC Medical Corporation (Bunkyo-ku, Tokyo)

M3 Career Inc. (Minato-ku, Tokyo)

M PLUS Corporation (Shibuya-ku, Tokyo)

Overseas subsidiaries	M3 USA Corporation (U.S.A.)

M3 Global Research Limited (U.K.)

Doctors.net.uk Limited (U.K.)

Medi C&C Co., Ltd. (Korea)

(9) Status of Employees of the Group (As of March 31, 2013)

1) Status of employees of the Group

Number of employees	Change from the end of the previous fiscal year
1,097	Up 557
Notes:	1.	The number of employees includes those seconded to Group companies from outside the Group.

2.	Besides the above employees, the Group had 184 temporary employees as of the end of the current fiscal year.

3.
The number of employees in the current fiscal year increased 557 compared to the end of the previous fiscal year, of which an increase of 428 employees was due to new consolidation of MIC Medical Corporation and C.M.S Co., Ltd.

2) Status of employees of the Company

Number of employees	Change from the end of the previous fiscal year	Average age	Average service period
162	Up 32	34.1	33.4 months
Notes:	1.	The number of employees includes those seconded to the Company from outside.

2.	Besides the above employees, the Company had 30 temporary employees as of the end of the current business period.

(10) Status of Parent Company and Subsidiaries

1) Status of parent company

So-net Entertainment Corporation (hereinafter referred to as “So-net Entertainment”), which was the parent company of the Company in the previous fiscal year, distributed the entire shareholding in the Company as a dividend in kind to Sony Corporation (hereinafter referred to as “Sony”), which was the parent company of both So-net Entertainment and the Company, in January 2013. As a result, So-net Entertainment ceased to be the parent company of the Company. In addition, Sony assigned a part of its shareholding in the Company to another company in February 2013, and has ceased to be the parent company of the Company.

2) Status of subsidiaries

Company name	Capital stock	Percentage of voting rights (note 1)	Main businesses
M3 USA Corporation	USD 500,000	100.0%	(Overseas) Web-based sales and marketing support business for pharmaceutical companies and others in the U.S.
M3 Global Research Limited (note 2)	GBP 1,000	100.0% (100.0%)	(Overseas) Research business in Europe
Doctors.net.uk Limited	GBP 7,615,000	100.0% (100.0%)	(Overseas) Web-based sales and marketing support business for pharmaceutical companies and others in Europe
MedQuarter Online GmbH	EUR 25,000	100.0%	(Overseas) Web-based sales and marketing support business for pharmaceutical companies and others in Europe
Mebix Co., Ltd.	JPY 50,000,000	100.0%	(Evidence Solutions) Large-scale clinical trials support business
Clinical Porter Inc.	JPY 10,000,000	100.0% (100.0%)	(Evidence Solutions) Large-scale clinical trials support business
Medical pilot Co., Ltd.	JPY 30,000,000	100.0%	(Evidence Solutions) Supports management and operation of all aspects of clinical trials at medical institutions participating in clinical trials
Fuji CRS, K.K.	JPY 20,000,000	100.0%	(Evidence Solutions) Supports management and operation of all aspects of clinical trials at medical institutions participating in clinical trials
C.M.S Co., Ltd.	JPY 20,000,000	100.0%	(Clinical Platforms) Electronic medical chart development, sale, and support business
Reno. Medical K.K.	JPY 10,000,000	100.0%	(Others) Ethical drug advertising agency business
iTICKET Corporation	JPY 30,000,000	77.2%	(Others) Business providing a variety of information for medical institutions through information communication networks
MIC Medical Corporation	JPY 50,000,000	75.0%	(Evidence Solutions) Contact research organization (CRO) business of supporting clinical development operations
M3 Career Inc.	JPY 50,000,000	51.0%	(Medical Portals) Human resources service business targeting health-care professionals and related human resources
M PLUS Corporation (note 3)	JPY 30,000,000	50.0%	(Others) Business of operating member-only community sites of academic communities and study groups
Medi C&C Co., Ltd. (note 3)	KRW 1,833,335,000	40.0% (20.0%)	(Overseas) Web-based sales and marketing support business for pharmaceutical companies and others in Korea
Notes:	1.	Figures in parentheses indicate indirect ownership.

2.	Changed corporate name from EMS Research Limited in October 2012.

3.	Treated as a subsidiary, although the Company’s voting rights percentage is 50/100 or lower, because the Company effectively controls this company.

(11) Major Lenders and Amounts of Loans Payable

Not applicable for the current fiscal year.

2. Matters Concerning the Company’s Shares (as of March 31, 2013)

(1) Total number of authorized shares:	5,760,000 shares

(2) Total number of issued and outstanding shares:	1,588,926 shares

(3) Number of shareholders	9,021

(4) Major shareholders (top 10 shareholders)

Name	Number of shares owned	Sharehold- ing ratio
	shares	%
Sony Corporation	791,908	49.8
Japan Trustee Services Bank, Ltd.	75,165	4.7
The Master Trust Bank of Japan Ltd.	60,796	3.8
Itaru Tanimura	47,370	3.0
Northern Trust Company (AVFC) Sub-account American Client	31,415	2.0
State Street Bank and Trust Company	25,789	1.6
BBH for Oppenheimer Global Opportunities Fund	24,000	1.5
Trust & Custody Service Bank, Ltd.	21,450	1.3
TAIYO FUND, L.P.	20,830	1.3
HSBC Bank plc Account, Saudi Arabia Monetary Agency 11	18,401	1.2
Note:	Of the number of shares owned referred to above, the number of shares related to fiduciary services is as follows:

Japan Trustee Services Bank, Ltd.: 72,455 shares

The Master Trust Bank of Japan Ltd.: 59,330 shares

Trust & Custody Service Bank, Ltd.: 20,627 shares

3 Matters Concerning Subscription Rights to Shares and Other Matters

(1) Outline of Subscription Rights to Shares Granted as Remuneration for Performance of Duties and Held by Directors of the Company as of March 31, 2013

Name	1st subscription rights to shares	3rd subscription rights to shares	7th subscription rights to shares
Date of resolution on issuance	June 11, 2004	February 21, 2005	March 22, 2006
Number of subscription rights to shares	70 units	38 units	119 units
Number of grantees
Directors (excluding Outside Directors)	2	1	4
Outside Directors	─	─	─
Corporate Auditors	─	─	─
Class and number of shares subject to subscription rights to shares	2,520 shares of common stock	1,368 shares of common stock	1,428 shares of common stock
Issue price of subscription rights to shares	Gratis issue	Gratis issue	Gratis issue
Exercise price of subscription rights to shares	5,928 yen per share	31,701 yen per share	93,525 yen per share
Exercisable period for subscription rights to shares	From July 1, 2006 to May 31, 2014	From February 21, 2007 to May 31, 2014	From March 22, 2008 to May 31, 2015
Issue price when shares are issued upon exercise of subscription rights to shares and amount of capital incorporation	Issue price: 5,928 yen Amount of capital incorporation: 2,964 yen	Issue price: 31,701 yen Amount incorporated into capital: 15,851 yen	Issue price: 93,525 yen Amount incorporated into capital: 46,763 yen
Conditions for exercise of subscription rights to shares
1)    Subscription rights shall be exercisable only when share certificates representing the common stock of the Company are listed on the Tokyo Stock Exchange or any other stock exchanges (which is referred to as public offering of stock).
2)    Each subscription right to shares shall not be exercised partially.
3)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Subscription rights shall be exercisable only when share certificates representing the common stock of the Company are listed on the Tokyo Stock Exchange or any other stock exchanges (which is referred to as public offering of stock).
2)    Each subscription right to shares shall not be exercised partially.
3)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

Details of preferential conditions	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares

Name	8th subscription rights to shares	10th subscription rights to shares	12th subscription rights to shares
Date of resolution on issuance	April 24, 2006	August 27, 2008	August 25, 2009
Number of subscription rights to shares	27 units	96 units	74 units
Number of grantees
Directors (excluding Outside Directors)	2	4	7
Outside Directors	─	─	─
Corporate Auditors	─	─	─
Class and number of shares subject to subscription rights to shares	324 shares of common stock	576 shares of common stock	444 shares of common stock
Issue price of subscription rights to shares	Gratis issue	Gratis issue	Gratis issue
Exercise price of subscription rights to shares	91,258 yen per share	67,553 yen per share	1 yen per share
Exercisable period for subscription rights to shares	From April 24, 2008 to May 31, 2015	From August 27, 2010 to May 31, 2018	July 1, 2011 to May 31, 2039
Issue price when shares are issued upon exercise of subscription rights to shares and amount of capital incorporation (note)	Issue price: 91,258 yen Amount of capital incorporation: 45,629 yen	Issue price: 100,762 yen Amount incorporated into capital: 50,381 yen	Issue price: 44,035 yen Amount incorporated into capital: 22,018 yen
Conditions for exercise of subscription rights to shares
1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

Details of preferential conditions	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares

Name	13th subscription rights to shares	14th subscription rights to shares	15th subscription rights to shares
Date of resolution on issuance	January 25, 2011	March 29, 2011	August 23, 2011
Number of subscription rights to shares	98 units	8 units	65 units
Number of grantees
Directors (excluding Outside Directors)	7	1	7
Outside Directors	─	─	─
Corporate Auditors	─	─	─
Class and number of shares subject to subscription rights to shares	588 shares of common stock	48 shares of common stock	390 shares of common stock
Issue price of subscription rights to shares	Gratis issuance	Gratis issuance	Gratis issuance
Exercise price of subscription rights to shares	1 yen per share	85,000 yen per share	1 yen per share
Exercisable period for subscription rights to shares	From July 1, 2012 to May 31, 2040	From July 1, 2012 to May 31, 2020	From July 1, 2013 to May 31, 2041
Issue price when shares are issued upon exercise of subscription rights to shares and amount of capital incorporation (note)	Issue price: 60,726 yen Amount of capital incorporation: 30,363 yen	Issue price: 118,459 yen Amount incorporated into capital: 59,230 yen	Issue price: 104,912 yen Amount incorporated into capital: 52,456 yen
Conditions for exercise of subscription rights to shares
1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

Details of preferential conditions	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares

Name	16th subscription rights to shares	17th subscription rights to shares	18th subscription rights to shares
Date of resolution on issuance	August 21, 2012	August 21, 2012	March 27, 2013
Number of subscription rights to shares	97 units	13 units	19 units
Number of grantees
Directors (excluding Outside Directors)	7	1	1
Outside Directors	─	─	─
Corporate Auditors	─	─	─
Class and number of shares subject to subscription rights to shares	291 shares of common stock	39 shares of common stock	19 shares of common stock
Issue price of subscription rights to shares	Gratis issuance	Gratis issuance	Gratis issuance
Exercise price of subscription rights to shares	1 yen per share	140,500 yen per share	183,300 yen per share
Exercisable period for subscription rights to shares	From July 1, 2014 to May 31, 2042	From July 1, 2014 to May 31, 2022	From July 1, 2014 to May 31, 2022
Issue price when shares are issued upon exercise of subscription rights to shares and amount of capital incorporation (note)	Issue price: 127,957 yen Amount of capital incorporation: 63,979 yen	Issue price: 195,937 yen Amount incorporated into capital: 97,969 yen	Issue price: 247,154 yen Amount incorporated into capital: 123,577 yen
Conditions for exercise of subscription rights to shares
1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

Details of preferential conditions	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares
Note	1:	The issue price of subscription rights to shares is the total of the amount to be paid in upon exercising and fair market value as of the date of granting subscription rights to shares.

	Amount to be paid in upon exercising	Fair market value as of the date of granting
10th subscription rights to shares	67,553 yen	33,209 yen
12th subscription rights to shares	1 yen	44,034 yen
13th subscription rights to shares	1 yen	60,725 yen
14th subscription rights to shares	85,000 yen	33,459 yen
15th subscription rights to shares	1 yen	104,911 yen
16th subscription rights to shares	1 yen	127,956 yen
17th subscription rights to shares	140,500 yen	55,437 yen
18th subscription rights to shares	183,300 yen	63,854 yen
2.
The Company implemented a three-for-one stock split effective May 16, 2005, a two-for-one stock split effective November 21, 2005, a two-for-one stock split effective October 1, 2011 and a three-for-one stock split effective October 1, 2012. The said stock splits are reflected when calculating the number of shares subject to subscription rights to shares, exercise price of subscription rights to shares, issue price when shares are issued upon exercising subscription rights to shares, amount of capital incorporation, amount to be paid in upon exercising, and fair market value as of the date of granting.

(2) Status of Subscription Rights to Shares Granted to Employees of the Company and Executive Officers and Employees of Subsidiaries in Compensation for Performance of Duties during the Current Fiscal Year

Name	16th subscription rights to shares	17th subscription rights to shares
Date of resolution on issuance	August 21, 2012	August 21, 2012
Number of subscription rights to shares	35 units	12 units
Number of grantees
Employees of the Company	3	―
Executive Officers and employees of the Company’s subsidiaries	2	1
Class and number of shares subject to subscription rights to shares	105 shares of common stock	36 shares of common stock
Issue price of subscription rights to shares	Gratis issuance	Gratis issuance
Exercise price of subscription rights to shares	1 yen per share	140,500 yen per share
Exercisable period for subscription rights to shares	From July 1, 2014 to May 31, 2042	From July 1, 2014 to May 31, 2022
Issue price when shares are issued upon exercise of subscription rights to shares and amount of capital incorporation (note)	Issue price: 127,957 yen Amount of capital incorporation: 63,979 yen	Issue price: 195,937 yen Amount of capital incorporation: 97,969 yen
Conditions for exercise of subscription rights to shares
1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

1)    Each subscription right to shares shall not be exercised partially.
2)    The above details of conditions and other conditions are set force in the Agreement on Allocation of Subscription Rights to Shares, to be concluded between the Company and persons granted subscription rights to shares, in accordance with a resolution of the General Meeting of Shareholders and the Board of Directors.

Details of preferential conditions	Gratis issuance of subscription rights to shares	Gratis issuance of subscription rights to shares
Note	1:	The issue price of subscription rights to shares is the total of the amount to be paid in upon exercising and fair market value as of the date of granting subscription rights to shares.

	Amount to be paid in upon exercising	Fair market value as of the date of granting
16th subscription rights to shares	1 yen	127,956 yen
17th subscription rights to shares	140,500 yen	55,437 yen
2.
The Company implemented a three-for-one stock split effective October 1, 2012. The said stock split is reflected when calculating the number of shares subject to subscription rights to shares, exercise price of subscription rights to shares, issue price when shares are issued upon exercising subscription rights to shares, amount of capital incorporation, amount to be paid in upon exercising and fair market value as of the date of granting.

4. Matters Concerning Executive Officers

(1) Status of Directors and Corporate Auditors (As of March 31, 2013)

Position	Name	Responsibility and status of important concurrent occupations or positions at other organizations
Representative Director	Itaru Tanimura
Director, M3 USA Corporation
Director, M3 Career Inc.
Director, Reno. Medical K.K.
Director, Doctors.net.uk Limited
Director, Medical pilot Co., Ltd.
Director, Fuji CRS, K.K.
Director, MIC Medical Corporation
Director, C.M.S Co., Ltd.
Director, Mediscience Planning Inc.

Director	Akihiko Nishi	Director, Medi C&C Co., Ltd.
Director	Tomoyuki Nagata	Representative Director, MedQuarter Online GmbH Director, M PLUS Corporation
Director	Osamu Chujo	Director, M3 Career Inc.
Director	Satoshi Yokoi	Director, M PLUS Corporation
Director	Takahiro Tsuji	―
Director	Akihiko Tomaru	Director, M3 USA Corporation Director, M3 Global Research Limited Director, Doctors.net.uk Limited
Director	Kenichiro Yoshida	President and Representative Director, So-net Entertainment Corporation Director, Actvila Corporation
Director	Yasuhiko Yoshida	Representative Director, Mebix Co., Ltd. Director, Medical pilot Co., Ltd. Director, Fuji CRS, K.K. Director, MIC Medical Corporation
Standing Corporate Auditor	Nobuto Horino	─
Corporate Auditor	Ryoko Toyama	Professor, Chuo Graduate School of Strategic Management Visiting Professor, Japan Advanced Institute of Science and Technology, School of Knowledge Science
Corporate Auditor	Masanao Yoshimura	Standing Corporate Auditor, So-net Entertainment Corporation Corporate Auditor, So-net Media Networks Corporation Corporate Auditor, Gamepot Inc.
Notes:	1.	Corporate Auditors Nobuto Horino and Ryoko Toyama are Outside Corporate Auditors.

2.	Corporate Auditor Toshiyuki Watanabe retired as of the closing of the 12th Ordinary General Meeting of Shareholders held on June 25, 2012, upon the expiration of his term of office.

(2) Compensation and Other Payments to Directors and Corporate Auditors

Total amount of compensation and other payments paid in the current fiscal year

Category	Total amount of compensation and other payments		The amount of compensation and other payments to Outside Executive Officers
	Number	Amount	Number	Amount
Directors	8	277,586,000 yen	─	─
Corporate Auditors	2	15,600,000 yen	2	15,600,000 yen
Total	10	293,186,000 yen	2	15,600,000 yen
Notes:	1.
By a resolution of the 10th Ordinary General Meeting of Shareholders held on June 21, 2010, the maximum annual amount of compensation was set at 500 million yen for Directors. By a resolution of the 4th Ordinary General Meeting of Shareholders held on June 9, 2004, the maximum annual amount of compensation was set at 50 million yen for Corporate Auditors.

2.	The above compensation and other payments include stock option benefits of 41,413,000 yen (41,413,000 yen for eight Directors).

3.	The Company had nine Directors and three Corporate Auditors as of the fiscal year-end, of which one Director and one Corporate Auditor do not receive compensation.

(3) Matters Concerning Outside Executive Officers

1) Status of important concurrent occupations or positions at other organizations

Corporate Auditor Ryoko Toyama is a Professor at the Chuo Graduate School of Strategic Management and Visiting Professor at the School of Knowledge Science at Japan Advanced Institute of Science and Technology. There are no important transactions or other special relationships between the Company and Chuo University and Japan Advanced Institute of Science and Technology.

2) Major Activities of Outside Executive Officers

Category	Name	Major activities
Outside Corporate Auditor	Nobuto Horino
Nobuto Horino participated in all meetings of the Board of Directors and Board of Corporate Auditors held during the current fiscal year, and asked questions and offered advice as necessary to ensure the appropriateness of decision-making by the Board of Directors.

Outside Corporate Auditor	Ryoko Toyama
Ryoko Toyama participated in 14 of 15 meetings of the Board of Directors and 11 of the 12 meetings of the Board of Corporate Auditors held during the current fiscal year, and asked questions and offered advice as necessary to ensure the appropriateness of decision-making by the Board of Directors.

3) Outline of liability limitation agreement

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company has entered into an agreement with each Outside Corporate Auditor to limit their liability as stipulated in Article 423, Paragraph 1 of the Companies Act, provided however, that the total maximum liability under the said agreement shall be the amount provided for by laws and regulations. The agreement shall apply only if the said Outside Corporate Auditors have acted in good faith and without gross negligence in performing duties.

5. Status of Accounting Auditor

(1) Name of Accounting Auditor

PricewaterhouseCoopers Aarata

(2) Compensation and Other Payments to Accounting Auditor

1) Compensation and other payments paid to the Accounting Auditor for the current fiscal year	43,000,000 yen
2) Total amount of cash and other property benefits paid to the Accounting Auditor by the Company and its subsidiaries	43,000,000 yen
Notes:	1.
The Company does not distinguish, and it is virtually impossible to distinguish, the amount of compensation for audits based on the Companies Act from that for audits based on the Financial Instruments and Exchange Act in the audit contract with the Accounting Auditor. The amount stated above in 1) is the total of these amounts.

2.	Among the Company’s subsidiaries, M3 Global Research Limited and Doctors.net.uk Limited are audited by auditors other than the Accounting Auditor of the Company.

(3) Details of Non-audit Services

Not applicable.

(4) Policy for Determining the Dismissal or Non-reappointment of Accounting Auditor

In the event that it is deemed that the Accounting Auditor falls under the provisions of an item in Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors shall dismiss the Accounting Auditor based on the agreement of all Corporate Auditors.

In addition, in the event that appropriate performance of duties on the part of the Accounting Auditor is deemed difficult due to reasons that could harm the eligibility and independence of the Accounting Auditor, the Board of Directors shall propose not to re-appoint the Accounting Auditor to the General Meeting of Shareholders based on the agreement of, or the request from, the Board of Corporate Auditors.

6. Systems to Ensure the Appropriateness of Business Operations

The Board of Directors has passed resolutions on the following matters to ensure the appropriateness of the business operations of the Company

(1) Systems under which information regarding the performance of duties by Directors shall be retained and managed

The Company shall retain and manage information regarding the performance of duties by Directors at the department in charge of business administration with the Director responsible for the administrative department serving as the Executive Officer in charge.

The department in charge of business administration shall strictly retain and manage such information for a specified period in accordance with laws, regulations, document management rules, and other internal rules, and respond promptly to requests from Directors and Corporate Auditors to peruse the information.

(2) Regulations and other systems for the risk management of loss

Management meetings, with participation by Standing Directors and Executive Officers, shall analyze management risks and consider countermeasures against such risks.

The department in charge of business administration shall play the central role in promoting the development of company-wide risk management system, with the Director responsible for the administrative department serving as the Executive Officer in charge.

Representative Director shall perform internal audits through the Internal Audit Office as necessary, in order to verify the effectiveness of the risk management system.

In the event that unforeseen circumstances occur, the Company shall set up a task force under the direct control of the Representative Director, implement prompt measures, and minimize damage.

(3) Systems to ensure efficient performance of duties by Directors

Regular Board of Directors meetings shall be held once a month in principle to make important decisions on business execution and verify the status of the performance of duties by Directors in compliance with the Board of Directors Regulations and Approval Regulations. In addition, management meetings shall be held once a week in principle to make decisions promptly in compliance with Approval Regulations and other regulations.

Authorities and responsibilities for performing duties shall be stipulated in the Regulations for Division of Duties and Approval Regulations and reviewed as necessary.

To manage performance, the Company shall draw up a budget and business plans for each fiscal year, and implement budget control on a monthly basis to achieve them.

(4) Systems to ensure that performance of duties by employees conforms to laws and regulations and the Articles of Incorporation of the Company

The Company shall implement measures to ensure compliance with laws and regulations through the department in charge of business administration, with the Director responsible for the administrative department serving as the Executive Officer in charge. The Company shall ensure that performance of duties complies with Approval Regulations and other internal rules established to conform to laws, regulations, and Articles of Incorporation. In the event that circumstances that do not comply with laws, regulations, and Articles of Incorporation occur, such circumstances shall be immediately reported to the Representative Director or members of the management meeting and dealt with by the task force or at the management meeting as necessary.

(5) Systems to ensure the appropriateness of operations of the Corporate Group composed of the Company and its subsidiaries

The Company shall send Directors or Corporate Auditors to its subsidiaries to supervise or audit the performance of duties by Directors of its subsidiaries.

The Company shall receive reports from its subsidiaries on the state of their business on a regular basis, and hold discussions on important matters, while respecting the independent management of its subsidiaries.

The department in charge of business administration shall be responsible for business administration, risk management, and internal control systems of subsidiaries and the entire Group.

(6) Matters related to an employee whose assignment is requested by Corporate Auditors to assist their duties

The personnel in charge at the Internal Audit Office shall assist Corporate Auditors as necessary.

(7) Matters related to the independence of the employee stipulated in the preceding section from Directors

During the period when the person in charge at the Internal Audit Office is tasked to assist Corporate Auditors, such employee shall not be subject to instructions and orders of Directors and others concerning the task. The appointment and transfer of such employee shall require the approval of Standing Corporate Auditor.

(8) Systems under which Directors and employees report to Corporate Auditors, and other systems regarding reports to Corporate Auditors

Corporate Auditors shall attend Board of Directors’ meetings, as well as management meetings and other important meetings as necessary, and peruse important approval documents and related materials. In addition, Corporate Auditors may request reports from Directors and employees as necessary.

Directors and employees shall report to Corporate Auditors without delay if they become aware of any fact that could significantly damage the Group including material violation of laws, regulations, or Articles of Incorporation, or other illegal acts.

(9) Other systems to ensure effective supervision by Corporate Auditors

Corporate Auditors shall hold meetings with the Accounting Auditor regularly to exchange opinions and information, and request reports from the Accounting Auditor as necessary.

Corporate Auditors shall maintain close cooperation with the Internal Audit Office and perform audits jointly with the Internal Audit Office as necessary.

Note:	The amounts listed in the business report are rounded down to the nearest unit and ratios and other figures are rounded off.

Consolidated Financial Statements for the 13th Business Period

From April 1, 2012

To March 31, 2013

M3, Inc.

Consolidated Balance Sheet

(As of March 31, 2013)

(Unit: Thousand yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current Assets	19,328,414	Current Liabilities	6,500,066
Cash and deposits	12,287,314	Accounts payable-trade	628,646
Notes and accounts receivable - trade	5,222,748	Income taxes payable	2,210,398
Merchandise	67,242	Provision for bonuses	329,332
Work in process	71,643	Provision for point card certificates	1,006,518
Raw materials and supplies	325,308	Other provision	94,259
Deferred tax assets	888,701	Accrued expenses	1,084,101
Prepaid expenses	246,754	Accrued consumption taxes	284,914
Other	263,443	Advances received	543,454
Allowance for doubtful accounts	(44,741)	Other	318,440

Noncurrent Assets	11,524,706	Noncurrent Liabilities	880,432
Property, Plant and Equipment	400,942	Provision for retirement benefits	46,590
Buildings	181,261	Deferred tax liabilities	384,246
Furniture and fixtures	217,127	Other	449,595
Other	2,553
		Total Liabilities	7,380,498
Intangible Assets	6,557,202	(NET ASSETS)
Software	369,236	Shareholders’ Equity	20,980,025
Goodwill	5,490,182	Capital stock	1,335,808
Other	697,783	Capital surplus	1,564,200
		Retained earnings	18,080,016
Investments and Other Assets	4,566,560	Accumulated Other Comprehensive Income	1,266,917
Investment securities	3,774,584	Valuation difference on available-for-sale securities	862,100
Long-term loans receivable	141,827	Foreign currency translation adjustment	404,817
Lease and guarantee deposits	555,943	Subscription Rights to Shares	142,090
Deferred tax assets	30,420	Minority Interests	1,083,588
Other	205,612
Allowance for doubtful accounts	(141,827)
		Total Net Assets	23,472,621
Total Assets	30,853,120	Total Liabilities and Net Assets	30,853,120
Notes: The figures listed do not show amounts of less than one thousand yen.

Consolidated Statements of Income

(From April 1, 2012 to March 31, 2013)

(Unit: Thousand yen)

Item	Amount
Net sales		26,007,662
Cost of sales		7,609,265
Gross profit		18,398,397
Selling, general and administrative expenses		9,104,242
Operating income		9,294,154
Non-operating income
Interest income	22,333
Foreign exchange gains	122,110
Gain on sales of investment securities	114,443
Equity in earnings of affiliates	38,201
Other	74,633	371,721
Non-operating expenses
Provision of allowance for doubtful accounts	25,226
Tender offer-related expenses	5,407
Other	9,792	40,425
Ordinary income		9,625,450
Extraordinary income
Gain on bargain purchase	1,140
Gain on reversal of subscription rights to shares	231
Gain on sales of subsidiaries’ stocks	866	2,237
Extraordinary loss
Loss on valuation of investment securities	15,228
Business structure improvement expenses	105,803
Other	2,250	123,282
Income before income taxes		9,504,406
Income taxes - current	3,813,650
Income taxes - deferred	(162,076)	3,651,573
Income before minority interests		5,852,832
Minority interests in income		254,091
Net income		5,598,741
Notes: The figures listed do not show amounts of less than one thousand yen

Consolidated Statements of Changes in Net Assets

(From April 1, 2012 to March 31, 2013)
(Unit: Thousand yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Total shareholders’ equity
Balance as of April 1, 2012	1,280,488	1,508,881	13,802,845	16,592,214
Changes during the fiscal year
Issuance of new shares	55,320	55,319	─	110,639
Dividends from surplus	─	─	(1,321,570)	(1,321,570)
Net income	─	─	5,598,741	5,598,741
(Net) changes in items other than the shareholders’ equity during the fiscal year	─	─	─	─
Total change during the fiscal year	55,320	55,319	4,277,171	4,387,810
Balance as of March 31, 2013	1,335,808	1,564,200	18,080,016	20,980,025

	Accumulated other comprehensive income			Subscription rights to shares	Minority interests	Total net assets
	Valuation difference on available-for- sale securities	Foreign currency translation adjustment	Total accumulated other comprehensive income
Balance as of April 1, 2012	276,301	44,626	320,927	105,079	462,310	17,480,532
Changes during the fiscal year
Issuance of new shares	─	─	─	─	─	110,639
Dividends from surplus	─	─	─	─	─	(1,321,570)
Net income	─	─	─	─	─	5,598,741
(Net) changes in items other than the shareholders’ equity during the fiscal year	585,798	360,191	945,989	37,010	621,278	1,604,278
Total change during the fiscal year	585,798	360,191	945,989	37,010	621,278	5,992,089
Balance as of March 31, 2013	862,100	404,817	1,266,917	142,090	1,083,588	23,472,621
Notes: The figures listed do not show amounts of less than one thousand yen.

Notes to Consolidated Financial Statements

1. Significant Accounting Policies for Preparing the Consolidated Financial Statements

(1) Scope of consolidation

1)	Number of consolidated subsidiaries, and names of major consolidated subsidiaries

Number of consolidated subsidiaries	15

Names of major consolidated subsidiaries	M3 USA Corporation

Medi C&C Co., Ltd.

iTICKET Corporation

Mebix Co., Ltd.

Clinical Porter Inc.

M3 Career Inc.

M3 Global Research Limited

(Former EMS Research Limited)

Doctors.net.uk Limited

MedQuarter Online GmbH

Reno Medical K.K.

M PLUS Corporation

Medical pilot Co., Ltd.

Fuji CRS, K.K.

MIC Medical Corporation

C.M.S Co., Ltd.

Among the subsidiaries listed above, MIC Medical Corporation and C.M.S Co., Ltd. are included within the scope of consolidation because the Company newly acquired shares of the subsidiaries during the current fiscal year.

2)	Names and other matters of major non-consolidated subsidiaries

Names of major non-consolidated subsidiaries	Health Support Co., Ltd.

MedeConnect Limited

JobConnect Limited

PharmaConnect Limited

uknursing.net Limited

Networks in Health Limited

Reasons for exclusion from the scope of consolidation

The scales of non-consolidated subsidiaries are small, and total assets, net sales, net income/loss (amounts proportionate to equity), retained earnings (amounts proportionate to equity) and other amounts each have little effect on the consolidated financial statements.

(2) Application of the equity method

1)	Number of affiliated companies accounted for under the equity method and names of major affiliated companies

Number of affiliated companies accounted for under the equity method:           5

Names of major affiliates	MedQuarter AG

Medical Net Communications, Inc.

Honyaku Center Inc.

AIP Corporation

Mediscience Planning Inc.

Among the affiliated companies listed above, Mediscience Planning Inc. is included among affiliated companies accounted for under the equity method because the Company newly acquired shares of the affiliated company during the current fiscal year.

Medical-i, Inc., which was included among affiliated companies accounted for under the equity method in the previous fiscal year, is excluded from the scope of application of the equity method because the Company sold the shares of the affiliated company during the current fiscal year.

2)	Names and other matters of non-consolidated subsidiaries not accounted for under the equity method

The names of major non-consolidated subsidiaries	Health Support Co., Ltd.

MedeConnect Limited

JobConnect Limited

PharmaConnect Limited

uknursing.net Limited

Networks in Health Limited

Reasons for exclusion from the scope of application of the equity method

The scales of the above-listed non-consolidated subsidiaries are small, and total net income/loss (amounts proportionate to equity), retained earnings (amounts proportionate to equity), and other amounts each have little effect on the consolidated financial statements.

(3) Fiscal Years and Other Matters of Consolidated Subsidiaries

The following consolidated subsidiaries have different financial settlement dates from the date of the consolidated financial statement.

Company name	Date of financial settlement
M3 USA Corporation	December 31	*1
Mebix Co., Ltd.	April 30	*2
Clinical Porter Inc.	April 30	*2
M3 Global Research Limited	June 30	*3
Doctors.net.uk Limited	December 31	*3
MedQuarter Online GmbH	December 31	*1
Reno Medical K.K.	July 31	*3
Medical pilot Co., Ltd.	August 31	*3
Fuji CRS, K.K.	February 28	*3
MIC Medical Corporation	September 30	*3

*1	Financial statements based on provisional settlement of accounts as of the date of consolidated financial statements (March 31) are used.
*2
Financial statements as of January 31 are used. However, necessary adjustments for consolidation were made for significant transactions that occurred during the period from February 1 to March 31, the date of the consolidated financial statement.

*3
Financial statements as of February 28 are used. However, necessary adjustments for consolidation were made for significant transactions that occurred during the period from March 1 to March 31, the date of the consolidated financial statement.

(4) Standards for Accounting Procedures

1)	Valuation standards and methods for valuing significant assets

a.	Securities

Other securities:

Securities with a market value are stated at market value based on the quoted market price and other factors at the date of financial settlement.
(Valuation differences are reported as a component of net assets, and the cost of securities sold is calculated using the moving-average method.)

Securities without a market value are stated at cost based on the moving-average method. Note that an investment in investment limited partnership that is deemed to be securities pursuant to provisions in Paragraph 2, Article 2 of the Financial Instruments and Exchange Act are carried at net amount proportionate to equity based on the most recent financial statements available depending on the account settlement date, which is stipulated in the investment limited partnership agreement.

b.	Inventories:

Stated at cost (Amounts in the balance sheet are calculated after book value is written down based on a decrease in profitability.)

Work in process:	Stated using the specific cost method

Merchandise:	Stated using the gross average method

Raw materials:	Stated using the gross average method

Supplies:	Stated using the last cost method

2)	Method of depreciating and amortizing significant depreciable assets

a.	Property, plant and equipment (excluding lease assets):
Depreciation by the Company and its consolidated subsidiaries is calculated by the straight-line method, while depreciation by some consolidated subsidiaries is calculated by the declining-balance method. Useful lives are generally as follows:
Buildings: 15 years
Furniture and fixtures: 2-8 years

b.	Intangible assets (excluding lease assets):
Depreciation by the Company and its consolidated subsidiaries is calculated by the straight-line method. Depreciation of software for internal use is calculated based on estimated useful lives (five years).

c.	Lease assets:
Depreciation of lease assets is calculated by the straight-line method, with lease periods of such assets being useful lives, and residual value being zero. Depreciation of finance lease transactions in which ownership of the lease asset is transferred to the lessee upon expiration of the lease is calculated by the depreciation method applied to self-owned noncurrent assets.

3)	Accounting standards for significant allowances and provisions

a.	Allowance for doubtful accounts:
To prepare for possible losses on accounts receivable, the Company sets aside an amount that is expected to be irrecoverable, after it considers the possibility of recoverability of (a) general accounts receivable, by actual default ratio, and (b) specific accounts receivable where recoverability is in doubt, on a case-by case basis.

b.	Provision for bonuses:
To provide for employee bonuses, the Company sets aside an estimated amount for the provision of bonuses for the current fiscal year in which such amounts shall be disbursed based on the amount of bonuses expected to be disbursed in the next fiscal year.

c.	Provision for point card certificates:
To prepare for expenses associated with the future use of points by customers, provision for point card certificates is recorded on the final balance of points at the estimated amount of points used in the future based on the actual rate of use in the past and expense ratio per point.

d.	Provision for retirement benefits:
To provide for employee retirement benefits, some consolidated subsidiaries of the Company set aside an estimated amount for retirement benefit obligations as of the end of the current fiscal year.

The simple method (method in which retirement benefit obligations are necessary retirement benefit payments for employees who voluntarily retire at the end of the fiscal year) is used for calculating estimated retirement benefit obligations.

e.	Provision for sales returns:
To cover future sales rebates on staff placement fees, the portion of expected sales rebates that can be attributable to the current fiscal year, estimated based on the actual rate of sales returns in the past and other factors, is posted.

4)	Other significant accounting policies for preparing the consolidated financial statements

a.	Matters concerning amortization of goodwill:
Goodwill is amortized over certain periods within 20 years based on the straight-line method.

b.	Accounting procedures for consumption and other taxes:
Consumption tax and local consumption tax are not included in listed amounts.

2. Changes to Accounting Policies

(Changes to method of depreciating property, plant and equipment)

The Company and its domestic consolidated subsidiaries previously adopted the declining-balance method, while some overseas consolidated subsidiaries used the straight-line method. Beginning from the current fiscal year, however, the Company and its major domestic consolidated subsidiaries have changed the depreciation method to the straight-line method.

The change has been implemented to standardize the Group’s accounting policies and optimize periodic profit and loss considering that global business development is expected to accelerate further, leading to an increase in property, plant and equipment overseas, and a review of the status of possession of property, plant and equipment of the Company and its major domestic consolidated subsidiaries has revealed that most of the assets are to be used stably within their useful lives.

The impact of these changes on profit and loss in the current fiscal year is negligible.

3. Changes to the Method of Presentation

(Consolidated statements of income)

(1)
“Office relocation expenses,” which was presented separately under “non-operating expenses” in the previous fiscal year, is included in “other” under “non-operating expenses” in the current fiscal year because it decreased in significance in monetary terms.

The amount of “office relocation expenses” included in “other” under “non-operating expenses” in the current fiscal year is 2,650,000 yen.

(2)
“Gain on reversal of subscription rights to shares,” which was included in “other” under “extraordinary income” in the previous fiscal year, is presented separately beginning from the current fiscal year because it exceeded ten-hundredth of the total amount of extraordinary income.

The amount of “gain on reversal of subscription rights to shares,” which was included in “other” under “extraordinary income” in the previous fiscal year, is 116,000yen.

(3)
“Loss on change in equity,” which was presented separately under “extraordinary loss” in the previous fiscal year, is included in “other” under “extraordinary loss” in the current fiscal year because it decreased in significance in monetary terms.

The amount of “loss on change in equity” included in “other” under “extraordinary loss” in the current fiscal year, is 2,250,000 yen.

4. Notes to the Consolidated Balance Sheet

Amounts of Accumulated Depreciation of Property, Plant and Equipment: 574,702,000 yen

5. Notes to Consolidated Statements of Changes in Net Assets

(1) Class and total number of shares outstanding as of the end of the current fiscal year

Common shares	1,588,926 shares

(2) Appropriation of Dividends from surplus

1) Amounts paid as dividends and other matters

Matters concerning dividends resolved by the Board of Directors on April 26, 2012

Total amount of dividends	1,321,570,000 yen

Dividend resource	Retained earnings

Dividend amount per share	2,500 yen

Record date	March 31, 2012

Date to come into effect	June 11, 2012

Note:	The Company implemented a three-for-one share split effective October 1, 2012. The aforementioned dividend per share has not been adjusted for the said share split.

2)	Of dividends whose record date was included in the current fiscal year, those for which the effective date occurs in the next fiscal year

The Company plans to resolve details of dividends as follows at the Annual Meeting of Shareholders scheduled to be held on June 24, 2013.

Total amount of dividends	1,906,711,000 yen

Dividend resource	Retained earnings

Dividend amount per share	1,200 yen

Record date	March 31, 2013

Date to come into effect	June 25, 2013

(3)	Type and number of shares subject to subscription rights to shares as of the end of the current fiscal year (excluding those for which the first day of exercise period has not come.)

Common shares	7,044 shares

6. Notes to Financial instruments

(1)   Matters concerning the status of financial instruments

a. Policy for transactions with financial instruments

The Group invests its surplus funds in safe deposits with banks and other financial instruments. Beginning from the current fiscal year, the Company and its major domestic consolidated subsidiaries started to use a cash management system for centralized fund management within the Group.

b. Details of financial instruments and risk

Accounts receivable-trade, which are operating receivables, are exposed to the credit risk of customers. Some foreign-currency-denominated operating receivables are exposed to the risk of exchange rate fluctuations. Investment securities are mainly invested in shares of companies that have business relations with the Company and investment limited partnerships, and are exposed to the risk of fluctuation in market value and the credit risk of issuing entities. The Company offers long-term loans to its affiliated companies. Lease and guarantee deposits are associated with real estate lease contracts of offices the Company and its consolidated subsidiaries occupy, and are exposed to the credit of counterparties to which such lease and guarantee deposits are given.

Most accounts payable-trade and accounts payable-other, which are operating payables, are due for payment within two months. Income taxes payable is tax on taxable income of the Company and its consolidated subsidiaries in the current fiscal year, and is all due for payment within one year.

The Company does not engage in derivatives trading.

c.  Risk management system for financial instruments

The Company manages the due date and outstanding balance of operating receivables for each customer in compliance with the Regulations for Credit Management, and strives to promptly grasp and reduce possibility of default caused by a deterioration of the financial positions of customers and other reasons.

The Company manages investment in investment securities by identifying the market value and financial position of the issuing entity on a quarterly basis and continuously reviews the status of shareholdings.

Regarding long-term loans and lease and guarantee deposits, the Company strives to promptly identify and reduce the possibility of default caused by a deterioration of the financial positions of other parties and other reasons whenever necessary.

d. Supplementary explanation on market value of financial instruments and other matters

Market values of financial instruments include market prices and values calculated reasonably when there is no market price. Because variable factors are incorporated when calculating relevant market values, they may change if different assumptions are adopted.

(2)   Matters concerning market values of financial instruments

Amounts recognized on the consolidated balance sheet, market values, and their differences as of March 31, 2013 (the date of financial settlement for the current fiscal year), are as follows. Financial instruments whose market values are deemed extremely difficult to determine are not included in the table below (please refer to Note 2).

	Amount recognized on the consolidated balance sheet (thousand yen)	Market value (thousand yen)	Difference (thousand yen)
(1) Cash and deposits	12,287,314	12,287,314	―
(2) Notes and accounts receivable-trade	5,222,748	5,222,748	―
(3) Investment securities	3,303,325	4,881,197	1,577,871
(4) Long-term loans receivable	141,827
Allowance for doubtful accounts (*1)	(141,827)
	―	―	―
(5) Lease and guarantee deposits	555,943	430,172	(125,770)
Assets total	21,369,331	22,821,432	1,452,101
(1) Accounts payable-trade	628,646	628,646	―
(2) Income taxes payable	2,210,398	2,210,398	―
(3) Accrued expenses	1,084,101	1,084,101	―
Liabilities total	3,923,146	3,923,146	―
(*1) Allowance for doubtful accounts individually posted in long-term loans receivable is deducted.

Notes:	1	Method of calculating market values of financial instruments and matters concerning investment securities

(Assets)

(1) Cash and deposits, (2) Notes and accounts receivable-trade

These are settled within a short period and their market values approximate their book values. Therefore, their values are represented by their book values.

(3) Investment securities

Market values of investment securities are based on their prices quoted at stock exchanges.

(4) Long-term loans receivable

The current market values of long-term loans receivable are calculated by discounting their future cash flows with benchmark rates such as government bond yield with credit risk premium added. Market values of loans with a possibility of default are calculated based on the discounted present values of the estimated cash flows.

(5) Lease and guarantee deposits

Market values of lease and guarantee deposits are calculated by discounting their future cash flows with benchmark rates such as government bond yield with credit risk premium added.

(Liabilities)

(1) Accounts payable-trade, (2) Income taxes payable, (3) Accrued expenses

These are settled within a short period and their market values approximate their book values. Therefore, their values are represented by their book values.

2	Financial instruments whose market values are deemed extremely difficult to determine

Category	Amounts recognized in the consolidated balance sheet (thousand yen)
Unlisted shares	345,969
Investments in investment liability partnerships	125,289
These financial instruments do not have market prices and their market values are extremely difficult to determine; therefore, they are not included in (3) Investment securities.

3	Expected redemption amount of monetary accounts receivable and investments in securities with contractual maturities after the financial settlement date

	Within one year (thousand yen)	More than one year but within five years (thousand yen)	More than five years but within ten years (thousand yen)
Cash and deposits	12,287,314	―	―
Notes and accounts receivable-trade	5,222,748	―	―
Long-term loans receivable	―	141,827	―
Lease and guarantee deposits	―	555,943	―
Total	17,510,062	697,770	―
Note that the Company has no investments in securities with contractual maturities.

7. Notes to Per-share Information

Net asset amount per share                       14,001.25 yen

Net income per share                                    3,526.67 yen

Note:
The Company implemented a three-for-one stock split effective October 1, 2012. Net asset amount per share and net income per share are adjusted on the assumption that the stock split was executed at the beginning of the current fiscal year.

8. Notes to Other Matters

(Notes on Accounting Standard for Business Combination)

(1) Business combination through acquisition

(Acquisition of MIC Medical Corporation)

1)         Outline of business combination

Name of acquired company	MIC Medical Corporation

Business of acquired company	Contract Research Organization (CRO) business for supporting clinical development operations

Main reasons for business combination	To develop clinical trial study support services

Date of business combination	August 2, 2012

Legal form of business combination	Share acquisition

Name of company after business combination	MIC Medical Corporation

Percentage of voting rights acquired	96.7%

Main grounds for determining acquiring company	The Company acquired 96.7% of the shares of MIC Medical Corporation for cash.

2)	Period of operating results of acquired company included in consolidated financial statements

Operating results of acquired company from August 1, 2012, to February 28, 2013, are included in consolidated financial statements because the deemed acquisition date is July 31, 2012, and financial statements of the relevant subsidiary as of February 28, 2013, are included in consolidated accounting of the current fiscal year.

3)         Acquisition Cost of Acquired Company and Breakdown Thereof

Acquisition cost of acquired company	2,566,948,000 yen

Breakdown of acquisition costs

Share acquisition cost (cash)	2,459,583,000 yen

Cost directly associated with share acquisition
(due diligence expenses, etc.)	107,364,000 yen

4)         Amount of goodwill recognized and other matters

Amount of goodwill	963,921,000 yen

Reason for recognition of goodwill	Goodwill was recognized in association with future earnings capability of the acquired company expected to be generated through development of clinical trial study related business in the future.

Method and period of amortization of goodwill	Amortized over 20 years using the straight-line method

5)	Amount of Assets Accepted and Liabilities Assumed on the Date of Business Combination (Deemed Acquisition Date) and Breakdown Thereof

Current assets	1,747,978,000 yen
Noncurrent assets	227,897,000 yen
Total assets	1,975,875,000 yen
Current liabilities	318,697,000 yen
Total liabilities	318,697,000 yen
Minority interests	54,151,000 yen

(Acquisition of C.M.S Co., Ltd.)

1)         Outline of Business Combination

Name of acquired company	C.M.S Co., Ltd.

Business of acquired company	Development, sale, and support of electronic medical charts and manufacture, sale, and support of computers for medical accounting

Main reasons for business combination
Joint development of a new business model that combines electronic medical charts and clinical trial study and promotion of use of electronic medical charts utilizing m3.com’s base of member doctors, etc.

Date of business combination	October 31, 2012

Legal form of business combination	Share acquisition

Name of acquired company after business combination	C.M.S Co., Ltd.

Percentage of voting rights acquired	100.0%

Main grounds for determining acquiring company	The Company acquired 100.0% of the shares of C.M.S Co., Ltd. for cash.

2)         Period of results of acquired company included in consolidated financial statements

Operating results of acquired company from November 1, 2012 to March 31, 2013, are included in consolidated financial statements.

3)         Acquisition Cost of Acquired Company and Breakdown Thereof

Acquisition cost of acquired company	404,586,000 yen

Breakdown of acquisition cost

Share acquisition cost (cash)	400,000,000 yen

Cost directly associated with share acquisition
(due diligence expenses, etc.)	4,586,000 yen

4)         Amount of Goodwill Recognized and Other Matters

Amount of goodwill	149,181,000 yen

Reason for recognition of goodwill
Goodwill was recognized in association with future earnings potential of the acquired company expected to be generated through the development of a new business that combines electronic medical charts and clinical trial studies.

Method and period of amortization of goodwill	Amortized over 20 years using the straight-line method

5)	Assets Accepted and Liabilities Assumed on the Date of Business Combination (Deemed Acquisition Date) and Breakdown Thereof

Current assets	968,988,000 yen
Noncurrent assets	124,729,000 yen
Total assets	1,093,718,000 yen
Current liabilities	527,353,000 yen
Noncurrent liabilities	310,959,000 yen
Total liabilities	838,312,000 yen

(2) Transactions under Joint Control and Other Matters

(Additional acquisition and partial sale of shares of MIC Medical Corporation)

1)	Outline of Transactions

Name of company subject to business combination	MIC Medical Corporation

Business of company subject to business combination	Contract Research Organization (CRO) business for supporting clinical development operations

Date of business combination	October 24, 2012

Legal form of business combination	Share acquisition (additional share acquisition)

Name of company after business combination	MIC Medical Corporation

Outline of transactions including purposes of transactions

The Company, Mediscience Planning Inc. (hereinafter referred to as “Mediscience Planning”) and MIC Medical Corporation (hereinafter referred to as “MIC Medical”) entered into a capital and business alliance based on the judgment that we could expect further enhancement of corporate value by building robust business foundations in the clinical trial study industry and maximizing the use of management resources held by the three companies.

Based on the capital and business alliance, the Company made a tender offer for shares and subscription rights to shares of MIC Medical from June 28, 2012 to July 26, 2012. As a result, the Company’s shareholding ratio in MIC Medical increased to 96.7% as of August 2, 2012.

Effective October 24, 2012, all common shares issued by MIC Medical were acquired by MIC Medical subject to a wholly call, and its shareholders were allotted one/495th class shares per share of their holdings of callable common shares as consideration for the said acquisition. All of the shareholders except the Company ultimately received an allotment of odd-lot shares. As a result, the Company came to own the entire voting rights of MIC Medical, which it converted into its wholly-owned subsidiary.

To shareholders other than itself, the Company delivered cash obtained by selling the relevant shares equivalent to the total number of the relevant odd-lot shares and other means in compliance with legal procedures.

In addition, the Company assigned 25.0% of the outstanding shares of MIC Medical to Mediscience Planning effective October 31, 2012, as a result of which the Company’s shareholding ratio in MIC Medical decreased to 75.0%.

2)  Outline of Accounting Procedures

The relevant transactions fall under transactions with minority interests and are treated as transactions under joint control based on the “Accounting Standards for Business Combination” (Accounting Standards Board of Japan, December 26, 2008) and the “Revised Guidance on Accounting Standards for Business Combinations and Accounting Standards for Business Divestitures” (Accounting Standards Board of Japan Guidance No.10, revision issued December 26, 2008).

The Company deducted equity interest corresponding to shares acquired additionally from minority interests and eliminated the equity interest of the parent company that increased as a result of the additional acquisition of shares by offsetting with the additional investment, and the difference between the additional equity interest and additional investment amount is recognized as goodwill.

3) Additional Share Acquisition Costs and Breakdown Thereof

Additional share acquisition cost	83,086,000 yen

Breakdown of acquisition cost

Cost of share acquisition (cash)	83,086,000 yen

4)  Amount of goodwill recognized and other matters

Amount of goodwill	28,645,000 yen

Reason for recognition of goodwill
Goodwill was recognized in association with future earnings capability of the acquired company expected to be generated through the development of a clinical trial study-related business in the future.

Method and period of amortization of goodwill	Amortized over 20 years using the straight-line method

Taking into account the decrease in the amount of goodwill following the share assignment to Mediscience Planning and goodwill recognized at the time of acquisition, the amount of goodwill decreased to 747,437,000 yen.

Independent Auditor’s Report

May 16, 2013

M3, Inc.

The Board of Directors

PricewaterhouseCoopers Aarata

Designated and Engagement Partner Certified Public Accountant	Hiroyuki Sawayama

Designated and Engagement Partner Certified Public Accountant	Kentaro Iwao

The independent auditor has audited the consolidated financial statements, comprising consolidated balance sheet, consolidated statements of income, consolidated statements of changes in net assets, and notes to consolidated financial statements of M3, Inc. for the fiscal year from April 1, 2012 to March 31, 2013, in accordance with Article 444, Paragraph 4 of the Companies Act of Japan.

Management's Responsibility for Consolidated Financial Statements
The Company’s management is responsible for the preparation and fair representation of consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal controls as the management determines are necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
The independent auditor’s responsibility is to express an opinion on consolidated financial statements from an independent viewpoint based on its audit. The independent auditor conducted its audit in accordance with auditing standards generally accepted in Japan. Those standards require that the independent auditor plans and performs the audit to obtain reasonable assurance as to whether consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence on amounts and disclosures in consolidated financial statements. The procedures selected and applied depend on the auditors’ judgment, including assessment of risks of material misstatement in consolidated financial statements, whether due to fraud or error. When making those assessments, the independent auditor considers internal controls related to the entity’s preparation and fair presentation of consolidated financial statements, in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the management, as well as evaluating the overall presentation of consolidated financial statements.

The independent auditor believes that the audit evidence it has obtained is sufficient and appropriate to provide a basis for its audit opinion.

Auditor’s opinion
In the independent auditor’s opinion, consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group, comprising M3 Inc. as of March 31, 2013 and the consolidated results of its operations for the year then ended, in accordance with accounting principles generally accepted in Japan.

Conflicts of Interest
The independent auditor and engagement partners have no interests in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Financial Statements for the 13th Business Period

From April 1, 2012

To March 31, 2013

M3, Inc.

Non-consolidated Balance Sheet

(As of March 31, 2013)

(Unit: Thousand yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current Assets	14,736,731	Current Liabilities	7,374,275
Cash and deposits	10,514,292	Accounts payable-trade	118,785
Notes and accounts receivable - trade	2,378,403	Deposits received from subsidiaries and affiliates	3,780,150
Work in process	36,734	Accounts payable-other	8,051
Supplies	300,406	Accrued expenses	309,324
Prepaid expenses	21,410	Income taxes payable	1,811,159
Deferred tax assets	638,626	Accrued consumption taxes	152,614
Short-term loans receivable from affiliates and subsidiaries	796,602	Advances received	147,950
Other	64,673	Provision for bonuses	59,900
Allowance for doubtful accounts	(14,416)	Provision for point card certificates	918,175
		Provision for sales rebates	38,780
Noncurrent Assets	14,345,101	Other	29,382
Property, plant and equipment	211,051
Buildings	149,394	Noncurrent Liabilities	78,055
Furniture and fixtures	61,656	Asset retirement obligations	78,055
		Total Liabilities	7,452,330
Intangible Assets	160,273	(Net Assets)
Software	147,935	Shareholders’ Equity	20,626,798
Software in progress	12,031	Capital Stock	1,335,808
Other	306	Capital Surplus	1,564,200
		Legal capital surplus	1,564,200
Investments and Other Assets	13,973,776	Retained Earnings	17,726,788
Investment securities	1,691,563	Other retained earnings	17,726,788
Stocks of subsidiaries and affiliates	11,776,715	Retained earnings brought forward	17,726,788
Long-term loans receivable from subsidiaries and affiliates	288,134	Valuation and Translation Adjustments	860,614
Long-term prepaid expenses	4,908	Valuation difference on available-for-sale securities	860,614
Lease and guarantee deposits	355,327	Subscription Rights to Shares	142,090
Deferred tax assets	145,260
Allowance for doubtful accounts	(288,134)	Total Net Assets	21,629,502
Total Assets	29,081,833	Total Liabilities and Net Assets	29,081,833
Notes: The figures listed do not show amounts of less than one thousand yen.

Non-consolidated Statements of Income

(From April 1, 2012 to March 31, 2013)

(Unit: Thousand yen)

Item	Amount
Net sales		13,616,701
Cost of sales		2,305,759
Gross sales		11,310,942
Selling, general and administrative expenses		3,563,179
Operating income		7,747,762
Non-operating income
Dividends income	100,725
Foreign exchange gains	123,899
Gain on sales of investment securities	114,443
Other	73,078	412,146
Non-operating expenses
Provision of allowance for doubtful accounts	15,122
Other	2,438	17,561
Ordinary income		8,142,347
Extraordinary income
Gain on reversal of subscription rights to shares	231	231
Income before income taxes		8,142,579
Income taxes-current	3,242,451
Income taxes-deferred	(172,039)	3,070,411
Net income		5,072,167
Notes: The figures listed do not show amounts of less than one thousand yen.

Non-consolidated Statements of Changes in Net Assets

(From April 1, 2012 to March 31, 2013)

(Unit: Thousand yen)

	Shareholders’ Equity
	Capital stock	Capital surplus	Retained earnings	Total shareholders’ equity
		Legal capital surplus	Other retained earnings
			Retained earnings brought forward
Balance as of April 1, 2012	1,280,488	1,508,881	13,976,191	16,765,561
Changes during the fiscal year
Issuance of new shares	55,320	55,319	─	110,639
Dividends from surplus	─	─	(1,321,570)	(1,321,570)
Net income	─	─	5,072,167	5,072,167
(Net) changes in items other than the shareholders’ equity during the fiscal year	─	─	─	─
Total change during the fiscal year	55,320	55,319	3,750,597	3,861,237
Balance as of March 31, 2013	1,335,808	1,564,200	17,726,788	20,626,798

	Valuation and translation adjustments	Subscription rights to shares	Total net assets
	Valuation difference on available-for-sale securities
Balance as of April 1, 2012	276,597	105,079	17,147,238
Changes during the fiscal year
Issuance of new shares	─	─	110,639
Dividends from surplus	─	─	(1,321,570)
Net income	─	─	5,072,167
(Net) changes in items other than the shareholders’ equity during the fiscal year	584,016	37,010	621,027
Total change during the fiscal year	584,016	37,010	4,482,264
Balance as of March 31, 2013	860,614	142,090	21,629,502
Notes: The figures listed do not show amounts of less than one thousand yen.

Notes to the Non-consolidated Financial Statements

1. Notes to Significant Accounting Policies

(1) Valuation Standards and Methods of Valuing Assets

1) Stocks of subsidiaries and affiliates

Stated at cost based on the moving-average method.

2) Other securities

(i)	Securities with market value

Stated at market value based on the quoted market price and other factors at the financial settlement date. (Valuation difference is reported as a component of net assets, and cost of securities sold is calculated by the moving-average method.)

(ii)	Securities without market value

Stated at cost based on the moving-average method.

Note that investments in investment limited partnerships that are deemed to be securities pursuant to Paragraph 2, Article 2 of the Financial Instruments and Exchange Act are carried at net amount proportionate to equity based on the most recent financial statements available depending on the account settlement date, stipulated in the investment limited partnership agreement.

3) Inventories

 Stated at cost (Balance sheet amounts are calculated after book value is written down based on a decrease in profitability.)

(i)         Work in process: Stated using the specific cost method.

(ii)         Supplies: Stated using the last cost method.

(2) Methods of Depreciation and Amortization for Noncurrent Assets

1) Property, plant and equipment

  Depreciation is calculated by the straight-line method. Useful lives are generally as follows:

Buildings: 15 years

Furniture and fixtures: 2-8 years

2) Intangible assets

 Depreciation is calculated by the straight-line method. Depreciation of software for internal use is calculated based on estimated useful lives (five years) using the straight-line method.

(3) Accounting Standards for Allowances and Provisions

1) Allowance for doubtful accounts:

To prepare for possible losses on accounts receivable, the Company sets aside an amount that is expected to be irrecoverable, after it considers the possibility of the recoverability of (a) general accounts receivable, by actual default ratio, and (b) specific accounts receivable where recoverability is in doubt, on a case-by-case basis.

2) Provision for bonuses:

To provide for employee bonuses, the Company sets aside an estimated amount for the provision of bonuses for the current fiscal year in which such amounts shall be disbursed based on the amount of bonuses expected to be disbursed in the next fiscal year.

3) Provision for point card certificates:

To prepare for expenses associated with the future use of points by customers, provision for point card certificates is recorded on the final balance of points at the estimated amount of points used in the future based on the actual rate of use in the past and expense ratio per point.

4) Provision for sales rebates:

To cover future sales rebates, the portion of expected sales rebates is posted that can be attributable to the current fiscal year.

(4) Other significant accounting policies for preparing the non-consolidated financial statements

Accounting procedures for consumption and other taxes:

Consumption tax and local consumption tax are not included in listed amounts.

2.           Changes to Accounting Policies

(Changes to depreciation method of property, plant and equipment)

The Company previously adopted the declining-balance method for depreciating property, plant and equipment. Beginning from the current fiscal year, however, the Company has changed the method of depreciation to the straight-line method.

The change was implemented to optimize periodic profit and loss considering that most of the assets are to be used stably over their useful lives, which was revealed as a result of a review of the status of possession of property, plant and equipment.

The impact of such change on profit and loss in the current fiscal year is negligible.

3. Changes to Method of Presentation

(Non-consolidated Statements of Income)

(1)
“Rent income,” which was presented separately under “non-operating income” in the previous fiscal year, is included in “other” under “non-operating income” in the current fiscal year because it decreased in significance in monetary terms.

The amount of “rent income” included in “other” under “non-operating income” in the current fiscal year is 27,322,000 yen.

(2)
“Office relocation expenses,” which was presented separately under “non-operating expenses” in the previous fiscal year, is included in “other” under “non-operating expenses” in the current fiscal year because it decreased in significance in monetary terms.

The amount of “office relocation expenses” included in “other” under “non-operating expenses” in the current fiscal year is 108,000 yen.

4. Notes to the Non-consolidated Balance Sheet

(1)Amounts of Accumulated Depreciation of Property, Plant and Equipment	81,774,000 yen

(2)Monetary Receivables from, and Monetary Payables to, Affiliates

Short-term monetary receivables	1,118,463,000 yen

Long-term monetary receivables	288,134,000 yen

Short-term monetary payables	3,795,984,000 yen

5. Notes to Non-consolidated Statements of Income

Amounts of transactions with affiliates

Amounts of transactions associated with business transactions

Net sales	999,986,000 yen

Operating expenses	73,382,000 yen

Amounts of transactions associated with non-business transactions	128,201,000 yen

6. Notes to Tax-effect Accounting

Breakdown of major causes of deferred tax assets and deferred tax liabilities

(1) Current assets
Deferred tax assets
Enterprise tax payable	143,691,000	yen
Provision for point card certificates	348,998,000	yen
Provision for bonuses	22,768,000	yen
Allowance for doubtful accounts	5,385,000	yen
Other	117,782,000	yen
Total deferred tax assets	638,626,000	yen
(2) Noncurrent liabilities
Deferred tax assets
Share-based compensation expenses	40,436,000	yen
Loss on valuation of investment securities	9,105,000	yen
Loss on valuation of stocks of subsidiaries and affiliates	454,959,000	yen
Allowance for doubtful accounts	107,230,000	yen
Other	10,102,000	yen
Total deferred tax assets	621,834,000	yen
Deferred tax liabilities
Valuation difference on available-for-sale securities	476,574,000	yen
Total deferred tax liabilities	476,574,000	yen
Net deferred tax assets	145,260,000	yen

7. Notes to Transaction with Related Parties

Subsidiaries, Affiliates and Other Parties

Type	Name of companies and others	Percentage of voting rights and others	Relationship with related parties		Details of transactions	Transaction amount (thousand yen)	Item	Balance at end of the fiscal year (thousand yen)
			Directors serve interlocking directorate	Business relationship
Subsidiary	M3 USA Corporation	(Ownership) 100.0%	2 Directors serve interlocking directorate	Financial assistance, undertaking research services	Loans	471,600	Short-term loans receivable from subsidiaries and affiliates	796,602
					Receipt of interest income (Note 1)	4,690	Accrued income	1,098
Subsidiary	Mebix Co., Ltd.	(Ownership) 100.0%	1 Director serves interlocking directorate	Undertaking office leasing and management operations, clinical data acquisition support, centralized inter-company fund transaction within the Group and others	Deposit of funds (net amount) (Note 2)	1,379,034	Deposits received from subsidiaries and affiliates	1,379,034
					Payment of interest (Note 2)	508	―	―
Subsidiary	MIC Medical Corporation	(Ownership) 75.0%	2 Directors serve interlocking directorate	Centralized inter-company fund transaction within the Group	Deposit of funds (net amount)(Note 2)	1,020,930	Deposits received from subsidiaries and affiliates	1,020,930
					Payment of interest (Note 2)	323	―	―
Subsidiary	M3 Career, Inc.	(Ownership) 51.0%	2 Directors serve interlocking directorate	Office leasing, provision of platforms and centralized inter-company fund transaction within the Group	Dividends income	60,488	―	―
					Deposit of funds (net amount)(Note 2)	743,578	Deposits received from subsidiaries and affiliates	743,578
					Payment of interest (Note 2)	303	―	―
Transaction conditions, policies to decide transaction conditions and other information

Notes:	1.	The Company decides loan rates in consideration of market interest rates.

2.	The Company receives deposits of surplus funds for centralized inter-company fund management, and decides deposit interest rates based on market interest rates.

8. Notes to Per-share Information

Net asset amount per share	13,523.23 yen

Net income per share	3,194.98 yen

Note:
The Company implemented a three-for-one stock split effective October 1, 2012. Net asset amount per share and net income per share were adjusted on the assumption that the stock split was executed at the beginning of the current fiscal year.

Independent Auditor’s Report

May 16, 2013

M3, Inc.

The Board of Directors

PricewaterhouseCoopers Aarata

Designated and Engagement Partner Certified Public Accountant	Hiroyuki Sawayama

Designated and Engagement Partner Certified Public Accountant	Kentaro Iwao

The independent auditor has audited non-consolidated financial statements, including non-consolidated balance sheet, non-consolidated statements of income, non-consolidated statements of changes in net assets and notes to non-consolidated financial statements and supplementary schedules of M3, Inc. for the fiscal year from April 1, 2012 to March 31, 2013, in accordance with Article 436, Paragraph 2, Article 1 of the Companies Act.

Management’s Responsibility for Non-consolidated Financial Statements
The Company’s management is responsible for the preparation and fair presentation of non-consolidated financial statements and supplementary schedules in accordance with accounting principles generally accepted in Japan and for designing and operating such internal controls as the management determines are necessary to enable the preparation and fair presentation of  non-consolidated financial statements and supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
The independent auditor’s responsibility is to express an opinion on non-consolidated financial statements and supplementary schedules from an independent viewpoint based on its audit. The independent auditor conducted its audit in accordance with auditing standards generally accepted in Japan. Those standards require that the independent auditor plans and performs the audit to obtain reasonable assurance as to whether non-consolidated financial statements and supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence on amounts and disclosures in non-consolidated financial statements and supplementary schedules. The procedures selected and applied depend on the auditors’ judgment, including assessment of risks of material misstatement in non-consolidated financial statements and supplementary schedules, whether due to fraud or error. When making those risk assessments, the auditors consider internal controls related to the entity’s preparation and fair presentation of non-consolidated financial statements and supplementary schedules, in order to design audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the management, as well as evaluating the overall presentation of non-consolidated financial statements and supplementary schedules.

The independent auditor believes that the audit evidence it has obtained is sufficient and appropriate to provide a basis for its audit opinion.

Audit Opinion
In the independent auditor’s opinion, non-consolidated financial statements and the supplementary schedules referred to above present fairly, in all material respects, the non-consolidated financial position of the Company, as of March 31, 2013 and the non-consolidated results of its operations for the year then ended, in accordance with accounting principles generally accepted in Japan.

Conflict of Interest
The independent auditor and engagement partners have no interest in the Company that should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

May 23, 2013

To Mr. Itaru Tanimura, Representative Director

M3, Inc.

Board of Corporate Auditors

Submission of Audit Report

The Board of Corporate Auditors has prepared this audit report in accordance with the provisions of Article 390, paragraph 2, item 1 of the Companies Act of Japan and submits the report as per the enclosure.

Audit Report

With respect to the Directors’ performance of their duties during the 13th business year (from April 1, 2012 to March 31, 2013), the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each Corporate Auditor, and hereby reports as follows:

1.	Method and Contents of Audit by Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, assignment of duties, etc., and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof. In addition, the Board of Corporate Auditors has received reports from the Directors, etc., and the accounting auditor regarding the performance of their duties, and requested explanations as necessary.

In accordance with audit policies, plans, and other matters established by the Board of Corporate Auditors, each Corporate Auditor held dialogues with Directors, employees in the Audit Department, and other staff, collected information, and developed its audit environment. At the same time, each Corporate Auditor attended meetings of the Board of Directors and other important meetings, received reports from Directors and other staff on the execution of their duties, requested explanations when necessary, inspected important written approvals and other documents, and examined the status of operations and assets in headquarters and principal business locations. Each Corporate Auditor also received reports and requested explanations as necessary from Directors, employees and other staff, and expressed opinions, on the status of development and operation of the system (internal control system) that is established based on the details and resolution of the Board of Directors concerning the establishment of the system stipulated in Article 100, Paragraph 1 and Paragraph 3 of the Enforcement Regulations of the Companies Act, which is required to ensure conformity of performance of duties by Directors as stated in the business report with the related laws, regulations and the Articles of Incorporation and the appropriateness of joint-stock companies operations. Corporate Auditors also communicated and exchanged information with Directors, Corporate Auditors and other staff of subsidiaries and received reports on their businesses as necessary. Based on the above method, the Board of Corporate Auditors examined the business report and the supporting schedules for the current fiscal year.

In addition, the Board of Corporate Auditors monitored and verified whether the Accounting Auditor maintained independence and implemented appropriate audits; received reports from the Accounting Auditor on performance of their duties; and, sought explanations whenever necessary. Furthermore, the Board of Corporate Auditor received notice from the Accounting Auditor that the “System for ensuring that duties are performed properly” (matters set forth in each item of Article 131 of the Company Accounting Regulations) is established in accordance with the “Quality Management Standards Regarding Audits” (Business Accounting Council; October 28, 2005) and other standards, and sought explanations whenever necessary. Based on the above method, the Board of Corporate Auditors examined the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statements of income, non-consolidated statements of changes in net assets, and notes to non-consolidated financial statements), the supporting schedules, and the consolidated financial statements (consolidated balance sheet, consolidated statements of income, consolidated statements of changes in net assets, and notes to consolidated financial statements) for the current fiscal year.

2.	Audit Results

(1)	Audit Results of Business Report and Others

(i)
The Board of Corporate Auditors acknowledges that the business report and the supporting schedules fairly present the condition of the Company in accordance with laws, regulations, and the Articles of Incorporation.

(ii)
With regard to the performance of duties by Directors, the Board of Corporate Auditors finds no significant evidence of wrongful acts, nor violations of laws, regulations, or the Articles of Incorporation.

(iii)
The Board of Corporate Auditors acknowledges that the content of the resolution by the Board of Directors concerning the internal control system is appropriate. In addition, the Board finds no matters on which to remark with regard to the details of the descriptions and the performance of duties by Directors regarding the internal control system.

(2)	Audit Results on the Non-consolidated Financial Statements and the Supporting Schedules

The Board of Corporate Auditors acknowledges that the audit method of the Accounting Auditor, PricewaterhouseCoopers Aarata, and the results thereof are appropriate.

(3)	Audit Results of Consolidated Financial Statements

The Board of Corporate Auditors acknowledges that the audit method of the Accounting Auditor, PricewaterhouseCoopers Aarata, and the results thereof are appropriate.

May 23, 2013

The Board of Corporate Auditors, M3, Inc.

Nobuto Horino, Corporate Auditor (full-time)

Ryoko Toyama, Corporate Auditor

Masanao Yoshimura, Corporate Auditor

Note: Nobuto Horino and Ryoko Toyama are external corporate auditors as stipulated in Article 2, Item 16, and Article 335, Paragraph 3 of the Companies Act of Japan.